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Exhibit e(1)

MINING VENTURE AGREEMENT

BETWEEN

PLACER DOME U.S. INC.

AND

NOVAGOLD RESOURCES ALASKA, INC.

i

ARTICLE VI	INTERESTS OF PARTICIPANTS	13
6.1	Initial Participating Interests	13
6.2	Changes in Participating Interests	13
6.3	Voluntary Reduction in Participation	14
6.4	Default in Making Contributions	15
6.5	Elimination of Minority Interest	16
6.6	Continuing Liabilities Upon Adjustments of Participating Interests	16
6.7	Capital Accounts	16
6.8	Participation by Calista Corporation	16
ARTICLE VII	MANAGEMENT COMMITTEE	17
7.1	Organization and Composition	17
7.2	Decisions	17
7.3	Meetings	17
7.4	Action Without Meeting	17
7.5	Matters Requiring Approval	17
ARTICLE VIII	MANAGER	18
8.1	Appointment	18
8.2	Powers and Duties of Manager	18
8.3	Standard of Care	22
8.4	Resignation; Deemed Offer to Resign	22
8.5	Payments to Manager	22
8.6	Transactions With Affiliates	22
ARTICLE IX	PROGRAMS AND BUDGETS	22
9.1	Initial Programs and Budgets	22
9.2	Operations Pursuant to Programs and Budgets	23
9.3	Presentation and Review of Programs and Budgets	23
9.4	Review and Approval of Proposed Programs and Budgets	23
9.5	Election to Participate	24
9.6	Deadlock on Proposed Programs and Budgets	24
9.7	Budget Overruns; Program Changes	24
9.8	Emergency or Unexpected Expenditures	24
9.9	Project Financing	24
ARTICLE X	ACCOUNTS AND SETTLEMENTS	25

10.1	Monthly Statements	25
10.2	Cash Calls	25
10.3	Failure to Meet Cash Calls	25
10.4	Audits	25
ARTICLE XI	DISPOSITION OF PRODUCTION	25
11.1	Taking In Kind	25
11.2	Failure of Participant to Take In Kind	26
11.3	Hedging	26
ARTICLE XII	WITHDRAWAL AND TERMINATION	26
12.1	Termination by Expiration or Agreement	26
12.2	Withdrawal	26
12.3	Continuing Obligations	27
12.4	Disposition of Assets on Termination	27
12.5	Non-Compete Covenants	27
12.6	Right to Data After Termination	27
12.7	Continuing Authority	27
ARTICLE XIII	ACQUISITIONS WITHIN AREA OF INTEREST	28
13.1	General	28
13.2	Notice to Nonacquiring Participant	28
13.3	Option Exercised	28
13.4	Option Not Exercised	28
ARTICLE XIV	ABANDONMENT AND SURRENDER OF PROPERTY	28
14.1	Surrender or Abandonment of Property	28
14.2	Reacquisition	28
ARTICLE XV	TRANSFER OF INTEREST	29
15.1	General	29
15.2	Limitations on Free Transferability	29
15.3	Preemptive Right	30
15.4	Exceptions to Preemptive Right	31
ARTICLE XVI	CONFIDENTIALITY	31
16.1	General	31
16.2	Exceptions	31
16.3	Duration of Confidentiality	31

16.4	Canadian Disclosure Rules	32
ARTICLE XVII	GENERAL PROVISIONS	33
17.1	Notices	33
17.2	Waiver	33
17.3	Modification	33
17.4	Force Majeure	34
17.5	Governing Law	34
17.6	Rule Against Perpetuities	34
17.7	Further Assurances	34
17.8	Survival of Terms and Conditions	34
17.9	Entire Agreement; Successors and Assigns	34
17.10	Memorandum	34
EXHIBITS
EXHIBIT A		A-1
PART 1—THE LEASED PROPERTY
PART 2—THE SURFACE PROPERTY
PART 3—PERSONALTY
EXHIBIT B	ACCOUNTING PROCEDURE	B-1
EXHIBIT C	TAX MATTERS	C-1
EXHIBIT D	INSURANCE	D-1
EXHIBIT E	MEMORANDUM OF VENTURE AGREEMENT	E-1
EXHIBIT F	CALCULATION OF NET CASH FLOW	F-1
EXHIBIT G	CALCULATION OF NET PROCEEDS	G-1

MINING VENTURE AGREEMENT

        THIS MINING VENTURE AGREEMENT is made effective as of November 13, 2002 (the "Effective Date"), by and between NOVAGOLD RESOURCES ALASKA, INC., an Alaska corporation, whose address for purposes hereof is Suite 405, 625 Howe Street, Vancouver, B.C. V6C 2T6 Canada ("Nova") and PLACER DOME U.S. INC., a California corporation, whose address for purposes hereof is 1125 17th Street, Suite 2310, Denver, Colorado, U.S.A. 80202 ("PDUS").

RECITALS

        A.    Pursuant to the provisions of that Exploration and Development Option Agreement dated effective July 14, 2001, among Nova, NovaGold Resources Inc., the sole shareholder of Nova, and PDUS, as amended by that Amendment to Exploration and Development Option Agreement dated effective August 23, 2001 (collectively, the "Exploration Agreement"), Nova has acquired an undivided 70% interest and PDUS holds the remaining 30% interest in certain lands located in the Kuskokwim Recording District, Alaska, as more particularly described in Part 1 of Exhibit A (the "Leased Property"), pursuant to the Lease defined in Section 1.28, and in Part 2 of Exhibit A (the "Surface Property"), pursuant to the Surface Use Agreement defined in Section 1.49.

        B.    Pursuant to the Exploration Agreement, Nova has acquired an undivided 70% interest and PDUS owns an undivided 30% interest in certain machinery, equipment and other items of personal property described in Part 3 of Exhibit A (collectively, the "Personalty").

        C.    Subject to PDUS's right to exercise either the Joint Venture Operator Option or the Net Proceeds Option, PDUS and Nova wish to jointly participate in the exploration, evaluation, development and, if warranted, mining of mineral resources within the Property (as defined in Section 1.44) and any other Property acquired pursuant to the terms of this Agreement.

        D.    NovaGold Resources Inc. has agreed to guarantee all of Nova's obligations under this Agreement, as set forth in Section 2.4(e) of the Exploration Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Nova and PDUS agree as follows:

ARTICLE I

DEFINITIONS

        1.1    "Accounting Procedure" means the procedures set forth in Exhibit B.

        1.2    Each of the terms "Adopted Program," "Adopted Budget," "Adopted Program and Budget," means a Program and/or Budget adopted by the Management Committee pursuant to Section 9.4.

        1.3    "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly Controls, is controlled by, or is under common Control with, a Participant.

        1.4    "Agreement" means this Venture Agreement, including all amendments and modifications hereof, and all schedules and exhibits, which are incorporated herein by this reference.

        1.5    "Area of Interest" means any interest in real property within the exterior boundaries of the Leased Property or the Surface Property.

        1.6    "Assets" means the Lease, the Leased Property, the Surface Use Agreement, the Surface Property, the Property, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

        1.7    "Budget" means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made by the Participants.

        1.8    "Capital Account" means the account maintained for each Participant pursuant to Exhibit C.

        1.9    "Commercial Production" means the construction of a mine and related facilities with respect to the first deposit of Ore on the Property occurring after the Effective Date as to which mining and processing from such deposit has occurred at a rate of not less than 85% of the design capacity of the mine and related facilities for at least three months without interruption; provided, however, that the term "Commercial Production" shall not include the minor processing or refining of Ore or Products for metallurgical tests, pilot projects and facility start-up testing.

        1.10    "Construction Program and Budget" means the Program and Budget(s) calling for the Development expenditures required to place the Property into Commercial Production, as described in Section 5.4(b).

        1.11    "Continuing Obligations" means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Property have ceased or are suspended, such as future monitoring, stabilization or Environmental Compliance.

        1.11A    "Control" when used as a verb, with respect to a Participant, means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Participant through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust or otherwise; and, when used as a noun, an interest which gives the holder of Control the ability to exercise any of the foregoing powers with respect to such Participant.

        1.12    "Development" means all preparation (other than Exploration) for the removal and recovery of Products, including pre-stripping, stripping and the construction or installation of a mill, leach facilities or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Ore or Products, and all related Environmental Compliance.

        1.13    "Effective Date" means the date first set forth above.

        1.14    "Environmental Compliance" means actions taken during or after Exploration, Development or Mining Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Property or other compliance with Environmental Laws. Environmental Compliance constitutes a part of the Operations carried out under this Agreement.

        1.15    "Environmental Compliance Fund" means the fund maintained by the Manager pursuant to Section 8.2(p) and Section 2.14 of Exhibit B, in which funds may be deposited to pay for anticipated costs of future Environmental Compliance and Continuing Obligations.

        1.16    "Environmental Damage" means the past or current creation of damage to or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about, or in the general vicinity of the Property.

        1.17    "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, and the Mine Safety and Health Act of 1977, each as amended or reimplemented, and any state law counterparts, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

        1.18    "Environmental Liabilities" relating to a property means any liability arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials or substances existing or arising on, beneath or above such property and/or emanating or migrating and/or threatening to emanate or migrate from such property to other properties; (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from such property to an off-site treatment, storage or disposal facility, (iii) physical disturbance of the environment on or from such property; or (iii) the violation or alleged violation of any Environmental Laws relating to such property.

        1.19    "Equity Account" means the account maintained for each Participant by the Manager in accordance with Section 8.2(l) of the Agreement.

        1.20    "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

        1.21    "Exploration Agreement" means the Exploration and Development Option Agreement described in Recital A.

        1.22    "Feasibility Study" means a report, which may be prepared either internally by the Manager or by an independent third party, to ascertain whether a deposit or deposits of Ores from the Property can profitably be extracted, treated and sold in circumstances that would provide reasonable long term returns to the Participants, at a rate of not less than 600,000 ounces of gold or gold equivalent per year during the first 5 years after commencement of Commercial Production, and shall include, without limiting the generality of the foregoing, (a) reasonable assessments of the size and quality of the minable reserves of Ore; (b) reasonable assessments of the amenability of the minerals to metallurgical treatment; (c) a mine plan and reasonable descriptions of the work, equipment and supplies required to bring the prospective Ore body or deposit of minerals into production, including beneficiation, environmental baseline, health and permitting requirements, and the estimated costs thereof; (d) a marketing plan for marketing products, and the assumed terms of sale and prices to be received; (e) conclusions and recommendations regarding the economic feasibility and timing for bringing the prospective Ore body or deposit of minerals into commercial production, taking into account items (a) through (d) above; and (f) such other information in such form and level of detail as may be appropriate and necessary to allow a bank or other lending institution familiar with the mining industry to make a decision as to whether to loan funds for such operations.

        1.23    "Hazardous Materials" means any substance: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (b) that is defined as a "hazardous waste," "hazardous substance," "extremely hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (d) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property; (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (f) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws.

        1.24    "Initial Contribution" means that contribution each Participant has made or agrees to make pursuant to Section 5.1.

        1.25    "Joint Account" means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

        1.26    "Joint Venture Operator Option" means PDUS's option described in the Exploration Agreement to acquire a 70% Participating Interest and serve as the Manager.

        1.27    "Law" or "Laws" means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws.

        1.28    "Lease" means that Exploration and Lode Mining Lease Agreement dated May 1, 1995, as amended, between Calista Corporation ("Calista") and PDUS; the lands covered by that Lease being referred to as the "Leased Property."

        1.29    [This Section intentionally left blank]

        1.30    "Management Committee" means the committee established under Article VII.

        1.31    "Manager" means the person or entity appointed under Article VIII to manage Operations, or any successor Manager.

        1.32    "Mining" means the mining, extracting, producing, handling, leaching, milling and other processing of Products.

        1.33    "Net Cash Flow" shall have the meaning set forth in Exhibit F to this Agreement.

        1.34    "Net Proceeds Option" means PDUS's option described in the Exploration Agreement to convert its 30% Participating Interest to an interest in 5% of Net Proceeds (as defined in Exhibit G).

        1.35    "Operations" means the activities carried out under this Agreement.

        1.36    "Ore" means material containing valuable minerals that is mined or will be mined and will be sold or further processed for the recovery of valuable minerals.

        1.37    "Participant" and "Participants" mean the persons or entities that from time to time have Participating Interests.

        1.38    "Participating Interest" means the percentage interest representing the operating ownership interest of a Participant in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.523% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The initial Participating Interests of the Participants are set forth in Section 6.1.

        1.39    "Personalty" shall have the meaning set forth in Recital B.

        1.40    "Prime Rate" means the interest rate on U.S. dollars designated "Prime Rate" by the J.P. Morgan Chase & Co., New York.

        1.41    "Products" means all Ores, minerals and mineral resources produced from the Property under this Agreement.

        1.42    "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

        1.43    "Project Financing" means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a deposit of Ore from the Property into Commercial Production, but shall not include any such financing obtained individually by either Participant to finance payment or performance of its obligations under this Agreement.

        1.44    "Property" means those interests in real property described in Parts 1 and 2 of Exhibit A and all other interests in real property within the Area of Interest which are acquired and held subject to this Agreement, together with all improvements and all easements, rights-of-way, water rights, and all other appurtenances thereto.

        1.45    "Qualified Person" means an individual who (a) is an engineer or geoscientist with at least five years experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; (b) has experience relevant to the subject matter of the mineral project and the technical report; and (c) is a member in good standing of a statutorily recognized self-regulating professional organization with disciplinary powers. The parties acknowledge and agree that the definition of "Qualified Person" under this Agreement will be deemed to be automatically modified if the definition of that term is modified in the National Instrument 43-101, "Standards of Disclosure for Mineral Projects" applicable to all companies listed on a Canadian stock exchange.

        1.46    "Recalculated Participating Interest" means the reduced Participating Interest of a Participant as recalculated under Section 6.3 of the Agreement.

        1.47    "Reduced Participant" means a Participant whose Participating Interest is reduced under Section 6.3 of the Agreement.

        1.48    "Spot Price" for gold means the price of gold, in U. S. dollars per troy ounce, as quoted on the London Metal Exchange, P.M. fix, on the day on which a delivery of Products under Article 11 is made. In the event the price of gold is not quoted on the London Metal Exchange for the delivery date, the price shall be the next P.M. fix quoted on the London Metal Exchange. "Spot Price" for silver means the price of silver, in U.S. dollars per ounce, as quoted by Handy & Harmon on the day on which a delivery of Products under Article 11 is made. In the event the price of silver is not quoted by Handy & Harmon for the delivery date, the price shall be the next price quoted by Handy & Harmon. If the P.M. fix (for gold) or Handy & Harmon quotation (for silver) is no longer quoted for any reason, the Spot Price shall be determined from a source generally accepted in the industry as accurately reflecting the price of gold or silver on the open market on the date and at the place of shipment. Spot Price for other minerals shall be determined from a source generally accepted in the industry as accurately reflecting the price of such mineral on the open market on the date and at the place of shipment.

        1.49    "Surface Use Agreement" means that Surface Use Agreement dated effective June 5, 1995, between The Kuskokwim Corporation ("TKC") and PDUS; the lands covered by the Surface Use Agreement being referred to as the "Surface Property."

        1.50    "Technical Report" means a report prepared, filed and certified in accordance with this Agreement and National Instrument 43-101, applicable to all companies listed on a Canadian stock exchange.

        1.51    "Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

        1.52    "Venture" means the business arrangement of the Participants under this Agreement.

        1.53    "$" and "Dollars" shall mean United States currency.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

        2.1    Capacity of Participants.    Each of the Participants represents and warrants as of the Effective Date as follows:

          (a)   that it is a corporation duly incorporated and in good standing in its state (or province) of incorporation and that it is qualified to do business and is in good standing in those states or provinces where necessary in order to carry out the purposes of this Agreement;

          (b)   that it has the requisite corporate power and authority to enter into and perform this Agreement and all transactions contemplated herein and to carry out and perform all of its obligations hereunder;

          (c)   that all requisite corporate action on its part and on the part of its officers, directors, and shareholders, necessary for the execution, delivery, and performance of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by each Participant (assuming valid execution and delivery by the other Participant), will be, legal, valid, and binding obligations of the Participant enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on it which would be contravened by the execution, delivery, performance, or enforcement of this Agreement or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

        2.2    Representations and Warranties.    Nova makes the following representations and warranties as of the Effective Date as follows:

          (a)   With respect to the Lease and the Surface Use Agreement, (i) during the term of the Exploration Agreement, Nova timely complied with all of the obligations of the lessee and the surface user, respectively, thereunder, (ii) Nova has not received any notice of default of any of the terms or provisions thereof; and (iii) to the best of Nova's knowledge, the Lease and the Surface Use Agreement are each valid and is in good standing.

          (b)   Nova represents and warrants that the Leased Property and the Surface Property are free and clear of all liens, claims and encumbrances arising by, through and under Nova, including any royalty, lease, right or license, except taxes not yet due and payable.

          (c)   There are no actions, suits or proceedings pending or, to Nova's knowledge, threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the best of Nova's knowledge, Nova is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality which relates to the Property.

          (d)   Nova has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority, stock exchange or any other third party, in connection with the valid execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (e)   To the best of Nova's knowledge, all federal, state and local excise, property and other taxes and assessments pertaining to or assessed against the Property have been timely and properly paid.

          (f)    Except as to matters otherwise disclosed in writing to PDUS prior to the date of signing of this Agreement;

              (i)  to Nova's knowledge, the conditions existing on or with respect to the Property and its ownership and operation of the Property are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Property or in the general vicinity of the Property;

             (ii)  Nova has no knowledge of the release of any Hazardous Materials to or from the Property;

            (iii)  Nova has not received any inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws (including without limitation Environmental Laws).

        The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided for under this Agreement.

        2.3    Indemnification by Nova.    Nova agrees to defend, indemnify and hold harmless PDUS, its successors, Affiliates, assigns, officers, directors, employees, agents and attorneys from and against any and all claims, actions, suits, losses, liabilities (including without limitation Environmental Liabilities), damages, assessments, judgments, costs and expenses, including reasonable attorneys' and consultants' fees, arising out of or related to (i) any breach by Nova of any representation, covenant or warranty set forth herein, (ii) any activities conducted by Nova on or in connection with the Property prior to the Effective Date, or (iii) any activities conducted by Nova on any property adjacent to the Property.

        2.4    Indemnification by PDUS.    PDUS agrees to defend, indemnify and hold harmless Nova, its successors, Affiliates, assigns, officers, directors, employees, agents and attorneys from and against any and all claims, actions, suits, losses, liabilities (including without limitation Environmental Liabilities), damages, assessments, judgments, costs and expenses, including reasonable attorneys' and consultants' fees, arising out of or related to (i) any breach by PDUS of any representation, covenant or warranty set forth herein, or (ii) any activities conducted by PDUS on or in connection with the Property prior to the Effective Date of the Exploration Agreement (as that term is defined therein), or (iii) any activities conducted by PDUS on any property adjacent to the Property.

        2.5    Notification.    Any party who has a claim giving rise to indemnification liability pursuant to this Agreement (an "Indemnified Party"), whether resulting from a claim by a third party or otherwise, shall give prompt notice to the other party (the "Indemnifying Party") of such claim, together with a reasonable description thereof. Failure to provide such notice shall not relieve a party of any of its obligations hereunder except to the extent materially prejudiced thereby. With respect to any claim by a third party against any party to this Agreement which is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of such claim and pursues such defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

        2.6    Disclosures.    Each of the Participants represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations in this Article II from being materially misleading.

        2.7    Record Title.    Title to the Assets shall be held by the Participants as tenants in common in proportion to their respective Participating Interests; provided, however, that, until PDUS has completed the Back-In Requirements, Nova shall have no obligation to actually convey an additional 40% interest in the Property to PDUS, although Nova agrees to hold that interest in the Property for the benefit of the Venture.

        2.8    Joint Loss of Title.    Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account.

ARTICLE III

NAME, PURPOSES AND TERM

        3.1    General.    Nova and PDUS hereby enter into this Agreement for the purposes hereinafter stated, and they agree that except as set forth in Section 17.9 all of their rights and all of the Operations on or in connection with the Property or the Area of Interest shall be subject to and governed by this Agreement.

        3.2    Name.    The name of this Venture shall be the Donlin Creek Joint Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

        3.3    Purposes.    This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

          (a)   to conduct Exploration on the Property and within the Area of Interest,

          (b)   to acquire additional property within the Area of Interest,

          (c)   to evaluate the possible Development of the Property,

          (d)   to engage in Development and Mining Operations on the Property,

          (e)   to engage in marketing Products, to the extent permitted by Article XI,

          (f)    to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Property, and

          (g)   to perform any other activity necessary, appropriate or incidental to any of the foregoing.

        3.4    Limitation.    Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

        3.5    Effective Date and Term.    The effective date of this Agreement shall be the date first recited above. The term of this Agreement shall be for 20 years from the Effective Date and for so long thereafter as continuous Operations are conducted on the Property, and thereafter until any required Environmental Compliance is completed and accepted, unless the Agreement is earlier terminated as herein provided. Unless otherwise agreed, Operations shall be deemed to be continuous if there is not an absence of any substantial activity for a period of 365 consecutive days, other than as the result of force majeure under Section 17.4, or if Operations have been declared as temporarily shut down due to economic conditions.

ARTICLE IV

RELATIONSHIP OF THE PARTICIPANTS

        4.1    No Partnership.    Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless the other Participant, its successors, Affiliates, assigns, directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

        4.2    Federal Tax Elections and Allocations.    Without changing the effect of Section 4.1, the Participants agree that their relationship shall constitute a tax partnership within the meaning of

Section 761(a) of the United States Internal Revenue Code of 1986, as amended. Tax elections and allocations shall be made as set forth in Exhibit C.

        4.3    State Income Tax.    The Participants also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

        4.4    Tax Returns.    The Manager shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required.

        4.5    Other Business Opportunities.    Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operation of either Participant, and, except as otherwise provided in Section 12.5, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant's share of Products in any facility owned or controlled by such Participant.

        4.6    Waiver of Right to Partition.    The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

        4.7    Transfer or Termination of Rights to Property.    Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

        4.8    Implied Covenants.    There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

        4.9    Options Pursuant to Exploration Agreement.    The Participants acknowledge and agree that PDUS shall have the right to exercise either the Joint Venture Operator Option or the Net Proceeds Option, in accordance with the terms of Section 2.4 of the Exploration Agreement, at any time on or before February 11, 2003.

ARTICLE V

CONTRIBUTIONS BY PARTICIPANTS

        5.1    Participants' Initial Contributions if Nova is the Manager.    As of the Effective Date of this Agreement, Nova is appointed the Manager pursuant to Section 8.1, and Nova, as its Initial Contribution, hereby contributes its undivided 70% interest in the Property and the Personalty to the purposes of this Agreement. The agreed value of Nova's Initial Contribution is $12,000,000. PDUS, as its Initial Contribution, hereby contributes its undivided 30% interest in the Property and the Personalty to the purposes of this Agreement. The agreed value of PDUS's Initial Contribution is $5,142,857.

        5.2    Change of Manager.    If PDUS exercises the Joint Venture Operator Option (as defined in Section 1.26), PDUS shall automatically become the Manager and Nova shall resign as Manager.

        5.3    PDUS's Requirements to Remain the Manager.

        (a)   If PDUS exercises the Joint Venture Operator Option, in order to remain the Manager, PDUS shall pay all costs of Operations of the Venture until such time as PDUS has incurred expenditures for Operations in an amount equal to three times the amount of Exploration and Development Expenditures (as that term is defined in the Exploration Agreement) incurred by Nova under the Exploration Agreement up to and including the Effective Date ("Back-In Expenditures"). In order to meet that requirement, PDUS may in its sole discretion make a payment to Nova of an amount equal to the difference between the required amount of Back-In Expenditures and the amount of Back-In Expenditures PDUS has actually incurred. In order to acquire an additional 40% Participating Interest in the Venture, PDUS will on or before the end of a period of five years after the Effective Date of this Agreement (the "Back-In Period") (1) complete the required amount of Back-In Expenditures, (2) provide a Feasibility Study to Nova, and (3) receive the approval of its board of directors to construct a mine on the Property with an anticipated production rate of not less than 600,000 ounces of gold or gold equivalent per year during the first five years after commencement of Commercial Production (collectively, the "Back-In Requirements"). PDUS may make an election not to complete the Back-In Requirements by providing notice to Nova at any time during the Back-In Period. If PDUS determines that it does not wish to complete the Back-In Requirements during the Back-In Period, PDUS shall notify Nova of its election not to complete the Back-In Requirements. If PDUS fails or elects not to complete the Back-In Requirements on or before the last day of the Back-to Period, then PDUS's Participating Interest will, at PDUS's election, remain a 30% Participating Interest (in which case Nova shall become the Manager) or be converted to an interest in 5% of Net Proceeds (as defined in Exhibit G), and PDUS shall have no further obligation or liability to NovaGold with respect to the Back-In Requirements.

        (b)   Not later than 30 days following its expenditure of the required amount of Back-to Expenditures, PDUS shall provide to Nova a reasonable accounting of the nature and specific amounts of those expenditures, and a proposed Program and Budget for the remainder of the then current calendar year. Not later than 120 days after its receipt of information from PDUS, Nova must make an election as to whether it wishes to participate in costs of Operations under that proposed Program and Budget. During the period in which Nova is making its decision, PDUS may fund Nova's proportionate share of the costs of the proposed Program and Budget, provided that if Nova makes an affirmative election pursuant to this Section 5.3(b), subject to PDUS's obligation to finance Nova's share of such costs pursuant to Section 5.4(a), Nova shall be obligated to reimburse PDUS for the amount of all costs so funded, plus interest at an annual rate of the Prime Rate plus 2%, not later than two months after Nova's election to participate. If Nova does not timely make an affirmative election to participate fully in its proportionate share of the costs of Operations under the proposed Program and Budget, Nova will be deemed to have elected not to participate at all in the proposed Program and Budget, and the provisions of Section 6.3 will apply. Thereafter, until the earlier of (i) the election (if any) by PDUS not to complete the Back-In Requirements and (ii) the expiry of the Back-In Period, PDUS will prepare and propose Programs and Budgets for each calendar year, to be considered by the Participants in accordance with the provisions of Section 9.4.

        5.4    Nova's Right to Financial Assistance.

        (a)   If PDUS has exercised the Joint Venture Operator Option and incurred the required amount of Back-In Expenditures, PDUS shall be obligated, on a one-time basis, to finance Nova's share of all expenditures to be incurred by the Venture (in proportion to Nova's Participating Interest) from the date of receipt by PDUS of the affirmative notice from Nova referred to in Section 5.3(b) until such time as the Feasibility Study is completed and delivered to Nova. Such amount financed by PDUS for the benefit of Nova shall include interest at an annual rate equal to the Prime Rate plus 2%, compounded semi-annually in arrears, until the first day of the month following the completion and delivery of the Feasibility Study by PDUS to Nova. In addition, Nova shall grant to PDUS a security interest in Nova's Participating Interest and its share of Products until such time as PDUS has been fully repaid, and shall cooperate with PDUS by executing a mortgage or deed of trust, U.C.C. Financing Statements and such other documents as PDUS reasonably deems necessary to perfect that security interest (collectively, the "Security Documents"). Nova shall have the right to prepay any sums so provided by PDUS, at any time in whole or in part without payment of any penalty or premium.

The amount of such financing provided for by PDUS, including interest, shall be recoupable by PDUS from 85% of the Net Cash Flow from the Property that would otherwise have been distributed to Nova from time to time, until that financing has been fully repaid. Thereafter, if PDUS is replaced as Manager, all amounts owed to PDUS under this Section 5.4(a) shall be evidenced by the execution by Nova of a promissory note (in form and substance reasonably satisfactory to PDUS) in favor of PDUS, such amount to be secured by Nova's Participating Interest in the Assets, and the security arrangements set forth in this Section 5.4(a) shall remain in place until such amount is fully repaid.

        (b)   If PDUS has exercised the Joint Venture Operator Option and incurred the required amount of Back-In Expenditures, not later than 120 days after completion of the Feasibility Study and approval by PDUS's Board of Directors of a program for construction of a mine and processing and ancillary facilities for producing Products from the Property pursuant to the Feasibility Study, PDUS will prepare and deliver to Nova a proposed Construction Program and Budget which will include plans and expenditures for taking a deposit or deposits of Ore from the Property to Commercial Production. That Construction Program and Budget shall be reviewed and approved pursuant to the provisions of Section 9.4. In such event, PDUS agrees to use good faith and commercially reasonable efforts to assist Nova in obtaining third party financing for Nova's share of the costs of the Construction Program and Budget, although the Participants agree that Nova will be fully responsible for funding its share of such costs.

        (c)   In addition to its rights of recoupment set forth in Section 5.4(a), PDUS shall have the right to recoup any unrecovered amounts under Section 5.4(a) and the Reimbursement Amount under Section 5.5(b) out of any assets that would otherwise be distributed to Nova on termination and liquidation of the Venture.

        (d)   PDUS shall have no obligation to finance Nova's share of costs under Section 5.4(a) if at that time there is any lien, security interest or encumbrance affecting Nova's interest in the Property, its rights under this Agreement, its Participating Interest, its interest in other Assets, or its interest in the Products to be produced under this Agreement, except such liens, security interests or other encumbrances that are expressly subordinate to, or otherwise do not affect, PDUS's rights created under the Security Documents.

        (e)   At such time as PDUS has fully recouped or been repaid all sums advanced under Section 5.4(a) and 5.5(b) and the interest thereon or Nova has paid such amounts to PDUS, the security interests created pursuant to this Section 5.4 shall terminate and PDUS will execute and deliver to Nova all documents necessary to release such interests of record, including the Security Documents.

        5.5    Additional Cash Contributions.

        (a)   At such time as PDUS incurs the required amount of Back-In Expenditures, or in the event that PDUS has not exercised its Joint Venture Operator Option or has failed or elected not to complete the Back-In Requirements and Nova is the Manager, subject to Section 5.5(b), each of the Participants, subject to any election permitted by Section 6.3, shall be obligated to contribute funds to Adopted Programs in proportion to their respective Participating Interests.

        (b)   If during the Back-In Period, PDUS has incurred the required amount of Back-In Expenditures but has neither (i) completed the Back-In Requirements nor (ii) elected not to complete the Back-In Requirements, then notwithstanding the Participating Interests of the Participants, PDUS shall be obligated to fund 70% of the costs required to complete all Programs and Budgets referred to in Section 5.3(b), and Nova shall be obligated to fund 30% of the costs required to complete all Programs and Budgets referred to in Section 5.3(b), subject to the Participants' rights pursuant to Section 6.3. If after it has incurred the required amount of Back- In Expenditures PDUS either fails or elects not to complete the Back-In Requirements, then Nova shall be required to reimburse PDUS for an amount equal to 40% of the costs incurred by PDUS pursuant to Programs and Budgets referred to in Section 5.3(b). The amount of such reimbursement, plus interest at an annual rate equal to the Prime Rate plus 2%, compounded semi-annually in arrears, calculated from the earlier of the date PDUS elects not to complete the Back-In Requirements and the expiry of the Back-In Period (collectively, the "Reimbursement Amount"), shall be recoupable by PDUS from 85% of the Net Cash Flow from the Property that would otherwise have been distributed to Nova from time to time, until the Reimbursement Amount has been fully repaid. Nova's obligation to repay the Reimbursement Amount shall be secured by the Security Documents referred to in Section 5.4(a). The Reimbursement Amount owed to PDUS under this Section 5.5(b) shall be evidenced by the execution by Nova of a promissory note (in form and substance reasonably satisfactory to PDUS) in favor of PDUS, such amount to be secured by Nova's Participating Interest in the Assets, and the security arrangements set forth or referred to in this Section 5.5(b) shall remain in place until the Reimbursement Amount is fully repaid. Nova shall have the right to prepay the Reimbursement Agreement at any time in whole or in part without payment of any penalty or premium.

ARTICLE VI

INTERESTS OF PARTICIPANTS

        6.1    Initial Participating Interests.    The Participants shall have the following initial Participating Interests:

Nova	—	70%
PDUS	—	30%

provided, however, that if PDUS exercises the Joint Venture Operator Option and completes the Back-In Requirements contemplated in Section 5.3(a) of this Agreement, the initial Participating Interests of the Participants shall be deemed to be adjusted as of the date the Back-In Requirements are completed to be:

Nova	—	30%
PDUS	—	70%

provided, however, that if any Participant has elected pursuant to Section 6.3 not to contribute to a Program and Budget contemplated in Section 5.3(b) or has defaulted in making a contribution to an Approved Program and Budget contemplated in Section 5.3(b), then the initial Participating Interests of the Participants shall be further adjusted in accordance with Section 6.3(c) or Section 6.4, as applicable.

        6.2    Changes in Participating Interests.    A Participant's Participating Interest shall be changed as follows:

          (a)   As provided in Sections 5.3(a), 6.1, 6.5 or 6.8; or

          (b)   Upon an election by a Participant pursuant to Section 6.3 to contribute less to an Adopted Program and Budget than the percentage reflected by its Participating Interest; or

          (c)   In the event of default by a Participant in making its agreed-upon contribution to an Adopted Program and Budget, followed by an election by the other Participant to invoke Section 6.4(b);

          (d)   Transfer by a Participant of less than all its Participating Interest in accordance with Article XV; or

          (e)   PDUS's exercise of the Net Proceeds Option.

        6.3    Voluntary Reduction in Participation.

        (a)   Except with respect to a Participant's obligation to make its Initial Contribution, as to which no election is permitted, and with respect to Nova's obligation to fund its proportionate share of costs through the completion of the Feasibility Study, which shall be governed by the provisions of Section 5.4, a Participant may elect, as provided in Section 9.5, to participate in an Adopted Program and Budget as follows:

            (i)  in some lesser amount than its respective Participating Interest; or

           (ii)  not at all.

Upon such an election under Section 9.5, the Participating Interest of that Participant shall be recalculated as provided in Section 6.3(b) below, with the dilution effective as of the first day of the period covered by the Adopted Program and Budget.

        (b)   If under Section 9.5 a Participant elects to contribute to an Adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, the Participating Interest of the Reduced Participant shall be provisionally recalculated as of the date of the initial dilution ("Diluting Date"), according to the following formula:

	R	=	REA(P) × 100% REA(AP)
Where:
	R	=	The Recalculated Participating Interest of the Reduced Participant.
	REA(P)	=	The Reduced Participant's Equity Account immediately prior to the Diluting Date, as adjusted for anticipated debits and credits based on the Adopted Program and Budget and the Reduced Participant's election as to contributions.
	REA(AP)	=	The Equity Account for all Participants immediately prior to the Diluting Date, as adjusted for anticipated debits and credits based on the Adopted Program and Budget and all Participants' elections as to contributions.

        The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and the Manager shall adjust the relevant Program and Budget to reflect the funds available. The recalculations, if any, made under this Section 6.3(b) are subject to the final adjustments provided for under Section 6.3(c).

        (c)   If a Participant makes an election under Sections 6.3(a) and 9.5, then within 60 days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget. If the Manager expended or incurred obligations that were more or less than the amounts agreed to be contributed to the Adopted Budget by the Participants (subject to the limitations in Section 9.7), the Participating Interests shall be recalculated pursuant to Section 6.3(b) by substituting each Participant's actual contribution to the

Adopted Budget for that Participant's estimated contribution at the time of the Reduced Participant's election under Section 6.3(a).

        (d)   Whenever the Participating Interests are recalculated pursuant to this Section 6.3, the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests.

        6.4    Default in Making Contributions.

        (a)   If a Participant defaults in making a contribution or cash call required by an Adopted Program and Budget, the nondefaulting Participant may advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. The failure to repay said loan upon demand shall be a default. Each Participant hereby grants to the other a lien upon its interest in the Property and a security interest in its rights under this Agreement and in its Participating Interest in other Assets, and the proceeds therefrom, to secure any loan made hereunder, including interest thereon, reasonable attorneys' fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien or security interest, or both. A nondefaulting Participant may elect the applicable remedy under this Section 6.4(a) or under 6.4(b), or, to the extent a Participant has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies. Each Participant hereby irrevocably appoints the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof.

        (b)   The Participants acknowledge that if a Participant defaults in making a contribution, or a cash call, or in repaying a loan, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within 30 days after notice to the defaulting Participant of such default, elect one of the following remedies by giving notice to the defaulting Participant:

            (i)  For a default relating exclusively to an Adopted Program and Budget for Exploration, the nondefaulting Participant may elect to have the defaulting Participant's Participating Interest permanently reduced as provided in Section 6.3, and further reduced by multiplying that recalculated percentage by 50% to produce a final recalculated Participating Interest. Amounts treated as a loan pursuant to Section 6.4(a) and interest thereon shall be included in the calculation of the defaulting Participant's reduced Participating Interest. The nondefaulting Participant's Participating Interest shall, at such time, become the difference between 100% and the further reduced Participating Interest. Such reductions shall be effective as of the date of the default.

           (ii)  For a default relating to an Adopted Program and Budget covering in whole or in part Development or Mining, at the nondefaulting Participant's election, the defaulting Participant shall be deemed to have withdrawn from the Venture and to have automatically relinquished its Participating Interest to the nondefaulting Participant. The relinquishment of the defaulting Participant's Participating Interest shall be effective as of the date on which the Manager, pursuant to Section 10.2, first submitted the billing for each Participant's contribution or cash call required by an Adopted Program and Budget, for which the defaulting Participant failed to make payment. The defaulting Participant shall thereafter have the right to recover from 5% of Net Proceeds (to be defined, calculated and paid as set forth in Exhibit G), but from no other source, the balance remaining in its Equity Account as of the effective date of such withdrawal, but shall have no other right, title or interest in the Assets or under this Agreement. In the event of a deemed withdrawal under this Section 6.4(b)(ii), the nonwithdrawing Participant shall have the right to offset any payments owing to the withdrawing Participant from 5% of Net Proceeds against the withdrawing Participant's share of Continuing Obligations and Environmental Liabilities.

        6.5    Elimination of Minority Interest.    Upon the reduction of its Participating Interest to less than 10%, a Participant shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. The withdrawing Participant shall thereafter retain only a 5% Net Proceeds interest in the Property, and shall have no further right, title or interest in Assets or under this Agreement. The withdrawing Participant's relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant.

        6.6    Continuing Liabilities Upon Adjustments of Participating Interests.    Any reduction of a Participant's Participating Interest under this Article VI shall not relieve such Participant of its share of any liability (including without limitation Continuing Obligations and Environmental Liabilities), whether it accrues before or after such reduction, arising out of Operations conducted prior to such reduction. For purposes of this Article VI, such Participant's share of such liability shall be equal to its Participating Interest at the time such liability was incurred. Should the cumulative cost of satisfying Continuing Obligations, Environmental Liabilities and Environmental Compliance arising out of Operations conducted prior to the reduction of a Participant's Participating Interest be in excess of amounts contained in the Environmental Compliance Fund, each of the Participants shall be liable for its proportionate share (i.e. Participating Interest at the time of the act or omission giving rise to such liability occurred) of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Venture or that its Participating Interest has been reduced. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant's Participating Interest shall be free of royalties, liens or other encumbrances arising by, through or under such other Participant, other than those existing at the time the Property was acquired or those to which both Participants have given their written consent. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest shall be shown in the books of the Manager. At any time upon the request of the other Participant, however, either Participant shall execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the jurisdiction where the Property is located.

        6.7    Capital Accounts.    Upon any reduction of a Participant's Participating Interest under this Article VI or any other provision of this Agreement, a percentage of the Capital Account of the Reduced Participant equivalent to the percentage reduction in the Participating Interest of the Reduced Participant shall be transferred to the other Participant. No such transfer shall occur, however, if the reduction of a Participant's Participating Interest occurs in connection with an event with respect to which the Capital Accounts of the Participants are restated pursuant to Section 4.1(h) of Exhibit C (in which case the provisions of Section 4.1(g) of Exhibit C shall govern any adjustment of the Capital Accounts). In addition, the provisions of the first sentence of this Section 6.7 will not apply in the event Calista Corporation exercises its rights under the Lease referred to in Section 6.8, in which circumstance the provisions of Section 4.1(c) of Exhibit C will apply. Upon any relinquishment, termination or elimination of a Participant's Participating Interest under this Article VI or any other provision of this Agreement, that Participant's Capital Account shall be transferred to the other Participant.

        6.8    Participation by Calista Corporation.    In the event Calista Corporation ("Calista") exercises its right under the Lease to acquire a Participating Interest in the Venture, the Participating Interests of PDUS and Nova shall be reduced on a pro rata basis, effective on the effective date of Calista's acquisition of a Participating Interest. For example, (a) if PDUS had not exercised the Joint Venture Operator Option, neither Participant's Participating Interest had changed pursuant to Section 6.1, and Calista exercised its Option to acquire a 15% Participating Interest, Nova's Participating Interest would be reduced to 59.5% and PDUS's Participating Interest would be reduced to 25.5%; (b) if PDUS had exercised the Joint Venture Operator Option, Nova's Participating Interest subsequently had been reduced by 5%, and Calista exercised its option to acquire a 10% Participating Interest, PDUS's Participating Interest would be reduced to 67.5% and Nova's Participating Interest would be reduced to 22.5%.

ARTICLE VII

MANAGEMENT COMMITTEE

        7.1    Organization and Composition.    The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two members appointed by each Participant. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Participant.

        7.2    Decisions.    Each Participant, acting through its appointed members shall have one vote on the Management Committee equal to its Participating Interest. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over 50% shall determine the decisions of the Management Committee. If each of the Participants has a 50% Participating Interest, unless otherwise provided in this Agreement, the vote of the Manager shall determine the decisions of the Management Committee. In the event of a deadlock, the vote of the Manager shall control. Notwithstanding any provisions of this Section 7.2 or any other provisions of this Agreement to the contrary, if it has exercised the Joint Venture Operator Option, then from the date of its exercise of the Joint Venture Operator Option through the earlier of (a) the completion of the Back-In Requirements; (b) the end of the Back-In Period; or (c) the election (if any) by PDUS not to complete the Back-In Requirements, PDUS shall make all decisions on behalf of the Management Committee and for the Venture irrespective of its percentage Participating Interest; provided, however, that nothing herein shall derogate from PDUS's obligation to deliver Programs and Budgets, beginning with the first Program and Budget prepared by PDUS under Section 5.3(b), for review and approval pursuant to Section 9.4.

        7.3    Meetings.    The Management Committee shall hold regular meetings at least three times annually at mutually agreed times and places; provided, however, that a majority of such meetings each year shall be held in the United States. The Manager shall give twenty days' notice to the Participants of such regular meetings. Additionally, either Participant may call a special meeting upon 10 days' notice to the Manager and the other Participant. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within 30 days after the meeting. If no objection to the minutes is made by any Participant within 10 days after receipt of a copy thereof, they shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs shall be paid by the Participants individually.

        7.4    Action Without Meeting.    In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

        7.5    Matters Requiring Approval.    Except as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

ARTICLE VIII

MANAGER

        8.1    Appointment.    The Participants hereby appoint Nova as the Manager, provided, however, that if PDUS exercises the Joint Venture Operator Option, the Participants hereby agree that PDUS shall automatically become the Manager with overall management responsibility for Operations, and the Participants shall take all actions necessary to establish PDUS as the Manager. The Manager hereby agrees to serve until it resigns as provided in Section 8.4, or until it is replaced as Manager pursuant to the provisions of Section 5.2 and Section 5.3(a).

        8.2    Powers and Duties of Manager.    Subject to the terms and provisions of this Agreement and the general oversight and direction of the Management Committee, the Manager shall have the following powers and duties which shall be discharged in accordance with Adopted Programs and Budgets (although if PDUS is the Manager, the presentation and approval of Programs and Budget shall commence with the presentation and approval of the Program and Budget referred to in Section 5.3(b)):

          (a)   The Manager shall manage, direct and control Operations, in compliance, to the extent applicable, with the provisions of the Lease and the Surface Use Agreement.

          (b)   The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out Adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

          (c)   The Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations (to the extent the same are reasonably available to the Manager using commercially reasonable efforts), such purchases and acquisitions to be made on the best terms reasonably available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all royalties, liens and encumbrances, except for those existing at the time of, or created concurrently with, the acquisition of such Assets, or mechanic's or materialmen's liens, which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

          (d)   The Manager shall conduct such title examinations and cure such title defects pertaining to the Property as may be advisable in the reasonable judgment of the Manager.

          (e)   The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; and (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges. The Manager shall also take all other acts reasonably necessary to maintain the Assets and to keep the Lease and the Surface Use Agreement in full force and effect.

          (f)    The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with applicable federal, state and local laws and regulations; (iii) notify promptly the Management

  Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties. In addition, with respect to the posting of any bonds or other surety required to obtain any permits, licenses or approvals, neither Participant shall have any obligation to provide corporate guarantees or make its balance sheet available to ensure that such bonds or other surety are in place.

          (g)   The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The nonmanaging Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The nonmanaging Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of $100,000 in cash or value.

          (h)   The Manager shall obtain insurance for the benefit of the Participants as provided in Exhibit D.

          (i)    In accordance with the terms of the Lease and the Surface Use Agreement, the Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that property may be abandoned or surrendered only as provided in Article XIV. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of $100,000; (ii) enter into any sales contracts or commitments for Products, except as permitted in Section 11.2; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

          (j)    The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

          (k)   The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

          (l)    The Manager shall maintain Equity Accounts for each Participant. Each Participant's Equity Account shall be credited with the deemed value of such Participant's contributions under Section 5.1 or otherwise under Article V (including without limitation Back-In Expenditures) and shall be credited with amounts contributed by such Participant under Section 5.5. Notwithstanding the foregoing:

              (i)  in the event PDUS elects to complete the Back-In Requirements, the deemed value of the Participants' Initial Contributions shall be restated (for Equity Account purposes only) as of the date of completion of the Back-In Requirements so that the amount of PDUS's Initial Contribution shall be the amount of money spent by PDUS on Operations between the Effective Date and the date it completes the Back-In Requirements, and the value of Nova's Initial Contribution shall be adjusted at the same time as the adjustment is made to the value of PDUS's Initial Contributions, and Nova's Initial Contribution shall be determined based on the following formula:

X=	.30(A) .70

    Where:

      A = the amount of money spent by PDUS on Operations between the Effective Date and the date it completes the Back-In Requirements; and

      X = the value of Nova's adjusted Initial Contribution

             (ii)  PDUS's Equity Account shall not be credited with any Back-In Expenditures unless and until PDUS completes the Back-In Requirements; and

            (iii)  In the event PDUS fails or elects not to complete the Back-In Requirements, then on the earlier of the date PDUS elects not to complete the Back-In Requirements and the expiry of the Back-In Period, the deemed value of the Participants' Initial Contributions shall be restated (for Equity Account purposes only) so that the amount of each Participants' Initial Contribution shall be the amount set out in Section 5.1 together with all amounts spent by such party (if any) on Operations subsequent to completion of the Back-In Expenditures and prior to the earlier of the date PDUS elects not to complete the Back-In Requirements and the expiry of the Back-In Period.

Each Participant's Equity Account shall be charged with the cash and the fair market value of property and Products distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject); provided, however, that during any given Program and Budget period, the amount charged to the Equity Account for distributions of cash or Products made during the period shall be limited to the amount of the credit made during the period for contributions relating to the operating costs of the Venture. Contributions and distributions shall include all cash and noncash contributions or distributions made or allocated to a Participant, plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Participants, the value of Products distributed to the Participants shall be calculated on the basis of the Spot Price for such Products on the date of such distribution, and such value shall be used regardless of the actual amount received by each Participant upon disposition of such Products.

          (m)  The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:

              (i)  monthly progress reports within 20 days after the end of each month which include a summary of the activities of the Venture for the previous month, and (if PDUS is the Manager, only after presentation and approval of the Program and Budget presented to Nova after PDUS's completion of the Back-In Expenditures) statements of expenditures and comparisons of such expenditures to the Adopted Budget;

             (ii)  calendar quarterly summaries of data acquired;

            (iii)  copies of material reports concerning Operations;

            (iv)  a detailed final report of expenditures for Operations made by the Manager during the previous calendar year, to be submitted to the other Participant not later than 30 days after the end of each calendar year during the term of this Agreement; provided, however, that if PDUS is the Manager, this obligation will not apply prior to completion of the Back-In Expenditures;

             (v)  throughout the term of the Agreement, a detailed final report within 60 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; provided, however, that if PDUS is the Manager, this obligation will not apply prior to completion of the Back-In Expenditures;

            (vi)  copies of any feasibility studies prepared for the production of Products from the Property; and

           (vii)  such other reports as the Management Committee may reasonably request.

  At all reasonable times the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy, all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. In addition, the Manager shall allow the nonmanaging Participant, at the latter's sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

          (n)   The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and may in its reasonable discretion include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of any portion of the Property disturbed by Operations.

          (o)   The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Venture. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager's efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Property to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

          (p)   Any funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Property, and for other Environmental Compliance requirements.

          (q)   If Participating Interests are adjusted in accordance with this Agreement, the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

          (r)   The Manager shall serve as the Tax Matters Partner as defined in Exhibit C.

          (s)   The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

The Manager shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of the nonmanaging Participant to perform acts or to contribute amounts required of it by this Agreement.

        8.3    Standard of Care.    The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets. The Manager shall not be liable to the nonmanaging Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence,

        8.4    Resignation; Deemed Offer to Resign.    The Manager may resign upon three months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within 20 days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within 90 days following such deemed offer:

          (a)   Except as contemplated in Sections 5.2 and 5.3(a), the Participating Interest of the Manager becomes less than 50%; or

          (b)   The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 60 days after notice from the other Participant demanding performance; or

          (c)   The Manager fails to pay or contest in good faith its bills within 60 days after they are due; or

          (d)   A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by or acquiesced in by the Manager; or

          (e)   The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its or Venture debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

          (f)    Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

        8.5    Payments to Manager.    The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

        8.6    Transactions With Affiliates.    If the Manager engages Affiliates to provide services hereunder it shall do so on terms no less favorable than would be the case with unrelated persons in arm's-length transactions.

ARTICLE IX

PROGRAMS AND BUDGETS

        9.1    Initial Programs and Budgets.

          (a)   If PDUS is the Manager, it shall, within 60 days prior to the completion of Operations under the Construction Program and Budget, prepare and distribute an initial proposed Mining Program and Budget, which will cover the remainder of the calendar year in which it is prepared.

  That initial Mining Program and Budget and every subsequent Program and Budget adopted pursuant to this Agreement shall include amounts sufficient to cover the reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

          (b)   If PDUS does not exercise either the Net Proceeds Option or the Joint Venture Operator Option, Nova will, not later than March 15, 2003, prepare an initial Program and Budget, to be reviewed and approved by the Participants in accordance with the provisions of Section 9.4, which will cover the remainder of the 2003 calendar year. That initial Program and Budget and every subsequent Program and Budget adopted pursuant to this Agreement shall include amounts sufficient to cover the reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

          (c)   If PDUS either fails or elects not to complete the Back-In Requirements, then within 30 days after the earlier of (i) receipt by Nova of notice from PDUS that PDUS has elected not to complete Back-In Requirements or (ii) the end of the Back-In Period, Nova will prepare an initial Program and Budget, to be reviewed and approved by the Participants in accordance with the provisions of Section 9.4. That initial Program and Budget and every subsequent Program and Budget adopted pursuant to this Agreement shall include amounts sufficient to cover the reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

        9.2    Operations Pursuant to Programs and Budgets.    Except during the period prior to the time at which PDUS prepares the first proposed Program and Budget described in Section 5.3(b), if applicable, and as otherwise provided in Section 9.8 and Article XIII, Operations shall be conducted, expenses shall be incurred and Assets shall be acquired only pursuant to Adopted Programs and Budgets.

        9.3    Presentation and Review of Programs and Budgets.    Other than (i) the first Program and Budget prepared by PDUS pursuant to Section 5.3(b), (ii) the Construction Program and Budget, (iii) the first proposed Mining Program and Budget, and (iv) the initial Program and Budget prepared by Nova pursuant to Sections 9.1 (b) or 9.1 (c), proposed Programs and Budgets which are prepared by the Manager shall be for a period of one year ending on December 31st. Each Adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least 45 days prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants.

        9.4    Review and Approval of Proposed Programs and Budgets.    Except as set forth in Section 5.3(b), within 15 days after submission of a proposed Program and Budget, each Participant shall submit to the Management Committee:

          (a)   Notice that the Participant approves the proposed Program and Budget; or

          (b)   Proposed modifications of the proposed Program and Budget; or

          (c)   Notice that the Participant rejects the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the Manager's proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Section 9.4(b) or (c), then the Management Committee shall seek to develop a Program and Budget acceptable to the Participants; provided, however, that within 10 days of the Participant's submission under this Section 9.4, the Management Committee shall call for a vote on the proposed Program and Budget and make the final determination of the Program and Budget notwithstanding the inability to accommodate an individual Participant's objections. The Manager may propose amendments ("Amendments") to the currently Adopted Program and Budget from time to time prior to incurring costs under such Amendment. In such event, the Participants shall have 30 days after the proposal of an Amendment in which to submit to the Management Committee one of the responses set forth in Section 9.4(a), (b) or (c) above (substituting Amendment for "Program and Budget" in each case). If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the Manager's proposed Amendment. If a Participant makes a timely submission to the Management Committee proposing modifications to or rejecting the proposed Amendment, then the Management Committee shall seek to develop an Amendment acceptable to both Participants. If the Participants have failed to agree on an Amendment within 45 days after its proposal by the Manager, then the Participants shall continue Operations under the currently Adopted Program and Budget.

        9.5    Election to Participate.    Except as set forth in Section 5.3(b), by notice to the Management Committee within 15 days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget in some lesser amount than its respective Participating Interest, or not at all, in which case its Participating Interest shall be recalculated as provided in Article VI. If a Participant fails to so notify the Management Committee, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

        9.6    Deadlock on Proposed Programs and Budgets.    If the Participants, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, the provisions of Section 7.2 shall apply.

        9.7    Budget Overruns; Program Changes.    The Manager shall immediately notify the Management Committee of any material departure from an Adopted Program and Budget. If the Manager exceeds an Adopted Budget by more than 10%, then the excess over 10%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.8 or unless otherwise authorized by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Budget overruns of 10% or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

        9.8    Emergency or Unexpected Expenditures.    In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditures are incurred.

        9.9    Project Financing.    If the Management Committee approves the Development of a mine at the Property and also decides to seek Project Financing for such mine, each Participant shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees and arrangement fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing.

ARTICLE X

ACCOUNTS AND SETTLEMENTS

        10.1    Monthly Statements.    The Manager shall within 20 days after the end of each month submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

        10.2    Cash Calls.    On the basis of the Adopted Program and Budget, the Manager shall submit to each Participant prior to the last day of each month a billing for estimated cash requirements for the next month. Subject to the provisions of Sections 5.3(b) and 5,4, within 10 days after receipt of each billing, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to 60 days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with the Manager's bank, for the benefit of the Joint Account.

        10.3    Failure to Meet Cash Calls.    Subject to the provisions of Sections 5.3(b) and 5.4, a Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law. The nondefaulting Participant shall have those rights, remedies and elections specified in Section 6.4.

        10.4    Audits.    Upon request made by any Participant within 12 months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 12 months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three months after receipt of the audit report. Failure to make any such exception or claim within the three month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of certified public accountants selected by the Manager, unless otherwise agreed by the Management Committee.

ARTICLE XI

DISPOSITION OF PRODUCTION

        11.1    Taking In Kind.    Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give the Participants notice at least 10 days in advance of the delivery date upon which their respective shares of Products will be available. If a Participant either (a) fails to contribute to an Adopted Program and Budget that provides for cash contributions for operating costs, or (b) fails to make required cash calls for operating costs pursuant to Section 10.2, then the Manager may sell that Participant's share of Products and apply the proceeds from such sales to pay that Participant's share of such operating costs. Any balance remaining from the noncontributing Participant's share of the proceeds from such sales shall be remitted to that Participant. In the event of such a sale by the Manager on behalf of a noncontributing Participant, that Participant's Participating Interest shall not be reduced pursuant to Section 6.4, unless and only to the extent that the proceeds from such sales are insufficient to pay that Participant's share of operating costs. For purposes of this

Section 11.1, "operating costs" shall not include any capital expenditures, other than replacement capital costs.

        11.2    Failure of Participant to Take In Kind.    If a Participant fails to take in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase the Participant's share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

        11.3    Hedging.    Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Property.

ARTICLE XII

WITHDRAWAL AND TERMINATION

        12.1    Termination by Expiration or Agreement.

          (a)   This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement.

          (b)   This Agreement shall terminate if PDUS elects to exercise the Net Proceeds Option, in which case the provisions of Section 2.4(c) of the Exploration Agreement shall apply.

          (c)   This Agreement shall terminate in the event PDUS elects to have its Participating Interest converted to an interest in 5% of Net Proceeds pursuant to Section 5.3(a) or a Participant's Participating Interest is otherwise converted to an interest in 5% of Net Proceeds pursuant to Section 6.4(b)(ii) or 6.5.

        12.2    Withdrawal.    A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or 30 days after the date of the notice. Upon such withdrawal this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear of royalties, liens or other encumbrances arising by, through or under such withdrawing Participant, except for (a) the royalties payable under the Lease and (b) those to which both Participants have given their written consent after the date of this Agreement, all of its Participating Interest in the Assets and in this Agreement. Any withdrawal under this Section 12.2 shall not relieve the withdrawing Participant of its share of liabilities to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal, including without limitation Environmental Liabilities and Continuing Obligations. For purposes of this Section 12.2, the withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred. Should the cumulative cost of satisfying Continuing Obligations, Environmental Liabilities and Environmental Compliance arising out of Operations conducted prior to such withdrawal be in excess of amounts contained in the Environmental Compliance Fund, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred) of the cost of satisfying such obligations, notwithstanding that either Participant has previously withdrawn from the Venture.

        12.3    Continuing Obligations.    On termination of this Agreement under Section 12.1, the Participants shall remain liable for Continuing Obligations hereunder until final settlement of all accounts and for any liabilities, including without limitation Environmental Liabilities and Continuing Obligations, whether any such liability accrues before or after termination, if it arises out of Operations during the term of the Agreement. In each case, the Participants' share of such liabilities shall be determined on the same basis as provided in Section 12.2 above.

        12.4    Disposition of Assets on Termination.    Promptly after termination under Section 12.1, the Manager shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. The Assets shall first be paid, applied or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager's reasonable judgment, are necessary to discharge Continuing Obligations or to purchase for the account of Participants bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant's capital contributions or Capital Account balance. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants, first in the ratio and to the extent of their respective Capital Accounts and then in proportion to their respective Participating Interests, subject to any dilution, reduction or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant's Participating Interest therein has been terminated pursuant to this Agreement.

        12.5    Non-Compete Covenants.    A Participant that withdraws pursuant to Section 12.2, or is deemed to have withdrawn pursuant to Section 6.4(b)(ii) or 6.5, shall not directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.5, such Participant or Affiliate shall be obligated to offer to convey to the nonwithdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the nonwithdrawing Participant at any time within 45 days after it is received by such nonwithdrawing Participant.

        12.6    Right to Data After Termination.    After termination of this Agreement pursuant to Section 12.1, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or any withdrawal.

        12.7    Continuing Authority.    On termination of this Agreement under Section 12.1, or the deemed withdrawal of a Participant pursuant to Section 6.4(b)(ii) or 6.5, or the withdrawal of a Participant pursuant to Section 12.2, the Manager shall have the power and authority, subject to control of the Management Committee, to do all things on behalf of the Participants which are reasonably necessary or convenient to wind up Operations and complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XIII

ACQUISITIONS WITHIN AREA OF INTEREST

        13.1    General.    Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement.

        13.2    Notice to Nonacquiring Participant.    Within 60 days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to an Adopted Program and Budget), the acquiring Participant shall notify the other Participant of such acquisition. The acquiring Participant's notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.

        13.3    Option Exercised.    If, within 30 days after receiving the acquiring Participant's notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest, the acquiring Participant shall convey to the other Participant, by special warranty deed, such a proportionate undivided interest therein. The acquired interest shall become a part of the Property for all purposes of this Agreement immediately upon the notice of such other Participant's election to accept the proportionate interest therein. The other Participant shall promptly pay to the acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs.

        13.4    Option Not Exercised.    If the other Participant does not give such notice within the 30-day period set forth in Section 13.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Property or be subject to this Agreement.

ARTICLE XIV

ABANDONMENT AND SURRENDER OF PROPERTY

        14.1    Surrender or Abandonment of Property.    Subject to the terms of the Lease and the Surface Use Agreement, the Management Committee may authorize the Manager to surrender or abandon part or all of the Property. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by special warranty deed and without cost to the surrendering Participant, all of the surrendering Participant's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Property.

        14.2    Reacquisition.    If any portions of the Property is abandoned or surrendered under the provisions of this Article XIV, then, unless this Agreement is earlier terminated, neither Participant nor any Affiliate thereof shall acquire any interest in such Property or a right to acquire such Property for a period of two years following the date of such abandonment or surrender. If a Participant reacquires any Property in violation of this Section 14.2, the other Participant may elect by notice to the reacquiring Participant within 45 days after it has actual notice of such reacquisition to have such Property made subject to the terms of this Agreement. In the event such an election is made, the reacquired Property shall thereafter be treated as Property, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participants' respective Participating Interests.

ARTICLE XV

TRANSFER OF INTEREST

        15.1    General.    A Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest or the Assets solely as provided in this Article XV.

        15.2    Limitations on Free Transferability.    The Transfer right of a Participant in Section 15.1 shall be subject to the following terms and conditions:

          (a)   No transferee of all or any part of the interest of a Participant in this Agreement, any Participating Interest or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and except as provided in Sections 15.2(f) and 15.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

          (b)   No Transfer permitted by this Article XV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

          (c)   As provided in Exhibit C, Article IV, the transferring Participant and the transferee shall bear all tax consequences of the Transfer;

          (d)   In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant;

          (e)   No Participant shall Transfer any interest in this Agreement or the Assets except by Transfer of part or all of its Participating Interest;

          (f)    If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate and subject to the terms of this Agreement and the rights and interests of the other Participant hereunder. Any third party to whom such a security interest is granted must agree in writing (before the granting of such a security interest can become effective) that, upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement;

          (g)   If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement;

          (h)   No Participant, without the consent of the other Participant, shall make a Transfer which shall cause termination of the tax partnership established by the provisions of Section 4.2, and the transferee under any Transfer of any interest in this Agreement shall expressly agree in writing to be bound by all of the terms and conditions of the tax partnership and bear all the costs and damages to the other Participant associated with such Transfer; and

          (i)    Only United States currency shall be used for Transfers for cash consideration or monetary equivalent.

        15.3    Preemptive Right.    Except as otherwise provided in Section 15.4, if a Participant desires to Transfer all or any part of its Participating Interest, or an Affiliate of either Participant intends to Transfer Control of such Participant (but not in the event of a Transfer of Control of the publicly-traded company which is the direct or indirect parent of either Participant), the other Participant shall have a preemptive right to acquire the Participating Interest of the Participant intending to Transfer all or any of its Participating Interest or Control of which is being Transferred (the "Transferring Participant"), as provided in this Section 15.3.

          (a)   A Participant intending to Transfer all or any part of its Participating Interest, or a Participant whose Affiliate intends to Transfer Control of that Participant, shall promptly notify the other Participant of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and if such intended Transfer is the result of an offer from a third party, shall be accompanied by a copy of the offer or contract for sale. If the intended Transfer is based upon a third party offer and if the consideration for the Transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Participant shall have 60 days from the date such notice is delivered (or, if the notice indicates that a Participant's Affiliate intends to Transfer Control of a Participant, 60 days from the date the fair market value of the Transferring Participant's Participating Interest is determined pursuant to Section 15.3(d)) to notify the Transferring Participant whether it elects to acquire the Transferring Participant's Participating Interest at the same price and on the same terms and conditions as set forth in the notice. If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

          (b)   If the other Participant fails to so elect within the period provided for in Section 15.3(a), the Transferring Entity shall have 60 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered by the Transferring Entity to the other Participant in the notice required in Section 15.3(a), provided, however, that such Transfer shall be subject to (i) the prior written consent of the nontransferring Participant, which consent shall not be unreasonably withheld, and (ii) obtaining any consent required under the Lease or the Surface Use Agreement.

          (c)   If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth in Section 15.3(b), the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

          (d)   If a Participant's Affiliate intends to Transfer Control of that Participant, the Participants acknowledge that the Preemptive Right provided for herein shall apply only to the Transferring Participant's Participating Interest and not to ownership or control of the Transferring Participant itself. In such an event, the Participants also agree that the Participating Interest of the Transferring Participant shall be offered to the other Participant at its then current fair market value. The Transferring Participant shall provide its determination as to the fair market value of its Participating Interest in the notice to the other Participant referred to in Section 15.3(a). If the other Participant disagrees with the Transferring Participant's calculation of the fair market value of its Participating Interest, then the fair market value will be determined by a qualified independent appraiser designated by the other Participant. If the Transferring Participant conveys notice of objection to the person so appointed within five (5) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the other Participant and a qualified independent appraiser appointed by the Transferring Participant; provided, however, that if the Transferring Participant fails to designate a qualified independent appraiser for such purpose within five (5) days after giving notice of such objection, then the person originally designated by the other Participant shall serve as the appraiser. The appraiser shall make a determination as to the fair market value of the Transferring Participant's Participating Interest not later than thirty (30) days after the effective date of his or her appointment. The fees and expenses of the appraiser shall be split equally between the Participants.

        15.4    Exceptions to Preemptive Right.    Section 15.3 shall not apply to the following:

          (a)   Transfer by a Participant of all or any part of its Participating Interest to an Affiliate, except that this exception will no longer apply and the preemptive right set forth in Section 15.3 will be triggered in the event that the party to whom a Participant transfers its Participating Interest ceases being an Affiliate of the transferring Participant;

          (b)   Incorporation of a Participant, or corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

          (c)   The grant by a Participant of a security interest in any interest in this Agreement, any Participating Interest, or the Assets by mortgage, deed of trust, pledge, lien or other encumbrance; or

          (d)   A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to Article XI.

ARTICLE XVI

CONFIDENTIALITY

        16.1    General.    The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 16.2, shall not be disclosed to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld.

        16.2    Exceptions.    The consent required by Section 16.1 shall not apply to a disclosure:

          (a)   To an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

          (b)   To any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or

          (c)   To a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange. In any case to which this Section 16.2 is applicable, the disclosing Participant shall give notice to the other Participant and, to the extent practical under the circumstances, an opportunity to review the disclosure and provide comments in advance of its release. As to any disclosure pursuant to Section 16.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article XVI.

        16.3    Duration of Confidentiality.    The provisions of this Article XVI shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 12.1, and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn or who Transfers its Participating Interest, for two years following the date of such occurrence.

        16.4    Canadian Disclosure Rules.    Where either Participant or any Affiliate of either Participant (collectively, the "Discloser") is required by National Instrument 43-101 Standards of Disclosure for Mineral Projects as amended from time to time ("NI 43-101") to file a Technical Report with respect to the Properties;

          (a)   neither the non-disclosing Participant nor its Affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available a Qualified Person to the Discloser;

          (b)   the Discloser shall not designate the other Participant or any associate, Affiliate or employee of or retained by the other Participant, or any Qualified Person of the other Participant, as the Qualified Person of the Discloser, without the prior written consent of the other Participant;

          (c)   the Discloser shall be responsible for the cost of preparing or providing the Technical Report;

          (d)   the Discloser's designation of a Qualified Person shall be subject to the other Participant's prior written consent, such consent not to be unreasonably withheld;

          (e)   the non-disclosing Participant shall be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Properties and shall be afforded a reasonable opportunity to review and require changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities; and

          (f)    where Nova is the Discloser, Nova may request and PDUS may elect (but shall have no obligation) to prepare and provide the Technical Report and to designate the Qualified Person to prepare or supervise the preparation of such Technical Report, all at the expense of Nova. In the event that PDUS prepares or provides the Technical Report pursuant to this Section 16.4, then Nova shall:

              (i)  use such Technical Report only for the purpose of compliance with NI 43-101 and for no other purpose; and

             (ii)  defend, indemnify and hold harmless PDUS and its directors, officers, employees, agents, representatives and subcontractors (the "PDUS Indemnified Parties") from and against any claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses (including reasonable attorneys' fees) of every kind whatsoever, whether direct or indirect, which at any time or from time to time are directly or indirectly incurred or suffered by any of the PDUS Indemnified Parties in connection with, as a result of or arising out of the preparation or provision of the Technical Report and the dissemination of same (collectively, "Losses"), except to the extent such Losses are caused by the gross negligence or willful misconduct of PDUS or the Qualified Person designated by PDUS. For greater certainty, no termination of this Agreement shall prevent any of the PDUS Indemnified Parties from obtaining indemnification from Nova pursuant to this section; and

            (iii)  if PDUS obtains information subsequent to the filing of the Technical Report which renders the Technical Report inaccurate, at PDUS's request disseminate such information in a manner which satisfies Nova's obligations under applicable securities laws, and if Nova fails to do so then PDUS shall have the right (but not the obligation) to do so on Nova's behalf.

ARTICLE XVII

GENERAL PROVISIONS

        17.1    Notices.    All notices, payments and other required communications ("Notices") to the Participants shall be in writing, and shall be addressed respectively as follows:

  (a)
  If to PDUS:

    Placer Dome U.S. Inc.
    1125 17th St., Suite 2310
    Denver, CO 80202
    Facsimile No.: (303) 675-0707
    Attention: General Counsel

    with a copy to:

    Placer Dome Inc.
    600-1055 Dunsmuir Street
    Vancouver, B.C., Canada V7X 1P1
    Facsimile No.: (604) 661-1998
    Attention: Robert Pease

  (b)
  If to Nova:

    NovaGold Resources Alaska, Inc.
    c/o NovaGold Resources Inc.
    Suite 405, 625 Howe Street
    Vancouver, B.C., Canada V6C 2T6
    Facsimile No.: (604) 608-3327
    Attention: President

    with a copy to:

    Patterson Palmer
    1700-5151 George Street
    Halifax, Nova Scotia, Canada
    B3J 2N9
    Facsimile No.: (902) 429-5215
    Attention: Janice A. Stairs

All Notices shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, or (iii) by registered or certified mail, return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following receipt of the electronic communication, and (iii) if solely by mail, on the next business day after actual receipt. A Participant may change its address by Notice to the other Participant.

        17.2    Waiver.    The failure of a Participant to insist on the strict performance of any provision of this Agreement, or to exercise any right, power or remedy upon a breach hereof, shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

        17.3    Modification.    No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

        17.4    Force Majeure.    Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain, on reasonably acceptable terms, any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause, whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension, the obligations of the Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with Operations.

        17.5    Governing Law.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Alaska, except for its rules pertaining to conflicts of laws.

        17.6    Rule Against Perpetuities.    Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the effective date of this Agreement.

        17.7    Further Assurances.    Each of the Participants agrees to take, from time to time, such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

        17.8    Survival of Terms and Conditions.    The following Sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run; Sections 2.3, 2.4, 2.5, 4.5, 5.4(a), 5.4(c), 6.4, 6.5, 6.6, 8.2(n), 8.2(o), 8.2(p), 8.2(r), 8.3, 10.3, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 16.1, 16.2, 16.3, 16.4 and this Section 17.8.

        17.9    Entire Agreement; Successors and Assigns.    This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof, except for (i) the provisions of Sections 2.4 of the Exploration Agreement (to the extent not inconsistent with the terms and provisions of this Agreement), (ii) Section 4.8 of the Exploration Agreement, (iii) the provisions of Article 13 of the Exploration Agreement (to the extent not inconsistent with the terms and provisions of this Agreement, and (iv) any defined terms in Article 1 of the Exploration Agreement which are used in Sections 2.4 or 4.8 or Article 13 of the Exploration Agreement, all of which continue to apply (although the Participants hereby agree that Section 4.8 of the Exploration Agreement will apply only if PDUS exercises the Net Proceeds Option). This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

        17.10    Memorandum.    At the request of either Participant, a Memorandum or short form of this Agreement in the form of Exhibit E attached hereto, which shall not disclose financial information contained herein, shall be prepared and recorded by Manager. This Agreement shall not be recorded.

[Remainder of page left intentionally blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

PLACER DOME U.S. INC., a California corporation
By:	/s/ WILLIAM C. HOWALD
Its:	Regional Exploration Manager
NOVAGOLD RESOURCES ALASKA, INC., an Alaska corporation
By:	/s/ RICH VAN NIEUWENHUYSE
Name:	Rich Van Nieuwenhuyse
Title:	President & CEO

EXHIBIT A

PROPERTY DESCRIPTION

PART 1.

        The Leased Property

PART 2.

        The Surface Property

PART 3.

        The Personalty

A-1

EXHIBIT B

ACCOUNTING PROCEDURE

        The financial and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. References in this Accounting Procedure to Sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Venture Agreement.

Article I
General Provisions

        1.1    General Accounting Records.    The Manager shall maintain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

        1.2    Bank Accounts.    The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Venture

        1.3    Statements and Billings.    The Manager shall prepare statements and bill the Participants as provided in Article X of the Agreement. Payment of any such billings by any Participant, including the Manager, shall not prejudice such Participant's right to protest or question the correctness thereof for a period not to exceed 12 months following the calendar year during which such billings were received by the Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such 12 month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article V.

Article II
Charges to Joint Account

        Subject to the limitations hereinafter set forth, the Manager shall charge the Joint Account with the following:

        2.1    Royalties and Other Payments.    All real property acquisition and holding costs, including filing fees, license fees, costs of permits, rentals, advance royalties, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

        2.2    Labor and Employee Benefits.

        (a)   Salaries and wages of the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

        (b)   The Manager's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager's cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

        (c)   The Manager's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) or 2.12; rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

        (d)   Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

        2.3    Materials, Equipment and Supplies.    The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by the Manager or any Participant as provided in Article III. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

        2.4    Equipment and Facilities Furnished by Manager.    The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed two percent (2%) per annum in excess of the Prime Rate. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

        2.5    Transportation.    Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

        2.6    Contract Services and Utilities.    The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations. The cost of professional consultant services procured from outside sources in excess of $25,000 per professional consultant shall not be charged to the Joint Account unless approved by the Management Committee.

        2.7    Insurance Premiums.    Net premiums paid for insurance required to be carried for Operations for the protection of the Participants. When the Operations are conducted in an area where the Manager may self-insure for Workmen's Compensation and/or Employer's Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Joint Account provided that such charges shall not exceed published manual rates.

        2.8    Damages and Losses.    All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

        2.9    Legal and Regulatory Expense.    Except as otherwise provided in Section 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Venture. All attorneys' fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Manager's legal staff, and amounts paid in settlement of such litigation or claims in excess of $25,000 shall not be charged to the Joint Account unless approved by the Management Committee.

        2.10    Audit.    Cost of audits under Section 10.4 of the Venture Agreement if approved by all of the Participants.

        2.11    Taxes.    All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest.

        2.12    District and Camp Expense (Field Supervision and Camp Expenses).    A pro rata portion of (i) the salaries and expenses of the Manager's superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office (herein called "the Manager's Project Office") and any necessary suboffice and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager's employees and facilities shall be apportioned to the Joint Account on the basis of a ratio, the numerator of which is the direct labor costs of the Operations and the denominator of which is the total direct labor costs incurred for all activities served by the Manager.

        2.13    Administrative Charge.

        (a)   Each month, the Manager shall charge the Joint Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of the Operations, and which shall be in lieu of any management fee:

          (1)   Exploration Costs—seven and one-half percent (7.5%) of Allowable Costs.

          (2)   Development Costs—three percent (3%) of Allowable Costs.

          (3)   Major Construction Costs—two percent (2%) of Allowable Costs.

          (4)   Mining Costs—one (1%) of Allowable Costs.

        (b)   The term "Allowable Costs" as used in this Section 2.13 for a particular type of Costs shall mean all charges to the Joint Account excluding (i) the administrative charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts charged in accordance with Sections 2.1, 2.9 and 2.14. The Manager shall identify such Allowable Costs by applying the following guidelines:

          (1)   "Exploration Costs" shall include costs incurred or accrued for those activities conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral.

          (2)   "Development Costs" shall include costs incurred or accrued for those activities conducted to access a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed assets.

          (3)   "Major Construction Costs" shall include costs incurred or accrued for all activities involved in the construction of a mill, smelter or other ore processing facilities.

          (4)   "Mining Costs" shall include costs incurred or accrued for all other activities not otherwise covered above, including activities conducted after mining operations have ceased.

        (c)   The following is a representative list of items comprising the Manager's principal business office expenses that are expressly covered by the administrative charge provided in this Section 2.13:

          (1)   Administrative supervision, which includes services rendered by managers, department supervisors, officers and directors of the Manager for Operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2;

          (2)   Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Venture Agreement, and preparation of reports;

          (3)   The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account;

          (4)   Routine legal services rendered by outside sources and the Manager's legal staff not otherwise charged to the Joint Account under Section 2.9; and

          (5)   Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

        (d)   During the term of the Agreement, the Management Committee shall annually review the administration charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive, with the intention being that the Manager shall neither obtain a profit or suffer a loss from its management activities hereunder (provided that at any time the management fee is so adjusted the Manager shall not make any retroactive adjustments to the Joint Account).

        2.14    Environmental Compliance Fund.    Costs of reasonably anticipated Environmental Compliance (including without limitation costs of bonds or other surety required by any governmental authority with jurisdiction) which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the term of the Agreement will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Participants as provided in Section 8.2(o) of the Agreement.

        2.15    Other Expenditures.    Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations. None of the provisions of this Article II shall be deemed to create any obligation, express or implied, for the Manager to acquire any material, equipment, or supplies for Operations that are not available to the Manager using commercially reasonable efforts.

Article III
Basis of Charges to Joint Account

        3.1    Purchases.    Material purchased and services procured from third parties shall be charged to the Joint Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Joint Account when an adjustment is received from the vendor.

        3.2    Material Furnished by or Transferred to the Manager or a Participant.    Any Material furnished by the Manager or Participant from its stocks or transferred to the Manager or Participant shall be priced on the following basis:

          (a)    New Material.    New Material transferred from the Manager or Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (herein called, "New Price").

          (b)    Used Material.

            (1)   Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced at its appraised fair market value.

            (2)   Other used Material which, after reconditioning will be further serviceable for original function as good secondhand Material, or which is serviceable for original function but not substantially suitable for reconditioning shall be priced at its appraised fair market value. The cost of any reconditioning shall be borne by the transferee.

            (3)   All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

          (c)    Obsolete Material.    Any Material which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level which will result in a charge to the Joint Account equal to the value of the service to be rendered by such Material.

        3.3    Premium Prices.    Whenever essential Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Joint Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon any Participant shall have the right, by notifying the Manager within 10 days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

        3.4    Warranty of Material Furnished by the Manager or Participants.    Neither the Manager nor any Participant warrants the Material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

Article IV
Disposal of Material

        4.1    Disposition Generally.    The Manager shall have no obligation to purchase a Participant's interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Section 4.2.

        4.2    Distribution to Participants.    Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Joint Account on the basis provided in Section 3.2.

        4.3    Sales.    Sales of Material to third parties shall be credited to the Joint Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Joint Account if and when paid.

Article V
Inventories

        5.1    Periodic Inventories, Notice and Representations.    At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such periodic inventories shall be charged to the Joint Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least 30 days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the participant fails to be represented at such inventory.

        5.2    Reconciliation and Adjustment of Inventories.    Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within 6 months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Joint Account for overages and shortages, but the Manager shall be held accountable to the Venture only for shortages due to lack of reasonable diligence.

EXHIBIT C

TAX MATTERS

Article I
Effect of this Exhibit

        This Exhibit shall govern the relationship of the Participants with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

Article II
Tax Matters Partner

        2.1    Designation of Tax Matters Partner.    The Manager is hereby designated tax matters partner (hereinafter "TMP") as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended ("the Code"), and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, the Participant serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and other Participant shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

        2.2    Notice.    The Participants shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Participants in accordance with Section 6223 of the Code. The TMP shall keep each Participant informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

        2.3    Inconsistent Treatment of Partnership Item.    If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Participant shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

        2.4    Extensions of Limitation Periods.    The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Participant of such intended action.

        2.5    Requests for Administrative Adjustments.    Neither Participant shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any partnership taxable year without first notifying the other Participant. If the other Participant agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the partnership. If unanimous consent is not obtained within 30 days after notice from the proposing Participant, or within the period required to timely file the request for administrative adjustment, if shorter, either Participant, including the TMP, may file that request for administrative adjustment on its own behalf.

        2.6    Judicial Proceedings.    Any Participant intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the partnership, shall notify the other Participant of such intention and the nature of the contemplated proceeding. If the TMP is the Participant intending to file such petition, such notice shall be given within a reasonable time to allow the other Participant to participate in the choosing of the forum in which such petition will be filed. If the Participants do not agree on the appropriate forum, then the appropriate forum shall be decided by majority vote. Each Participant shall have a vote in accordance with its Participating Interest in the partnership. If a majority cannot agree, the TMP shall choose the forum. If either Participant intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Section 2.6, such Participant shall notify the other Participants of such intended action.

        2.7    Settlements.    The TMP shall not bind the other Participant to a settlement agreement without first obtaining the written concurrence of such Participant. Any Participant who enters into a settlement agreement with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Participant of such settlement agreement and its terms within 90 days after the date of settlement.

        2.8    Fees and Expenses.    The TMP shall not engage legal counsel, certified public accountants, or others without the prior written consent of the Management Committee. Any Participant may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Joint Account and shall be borne by the Participants as any other item which constitutes a direct charge to the Joint Account pursuant to the Agreement.

        2.9    Survival.    The provisions of this Article II, including but not limited to the obligation to pay fees and expenses contained in Section 2.8, shall survive the termination of the partnership or the termination of either Participant's interest in the partnership and shall remain binding on the Participants for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the partnership for the applicable tax year(s).

Article III
Tax Elections and Allocations

        3.1    Tax Partnership Election.    It is understood and agreed that the Participants intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by the Participants, no Participant shall make an election to be, or have the arrangement evidenced hereby, excluded from the application of any provisions of Subchapter K of the Code, or any equivalent state income tax provision. It is understood and agreed that the Participants intend to create a partnership for federal and state income tax purposes only (a "tax partnership") and agree that, if necessary, an election to be so treated shall be filed pursuant to Treasury Regulation Section 301.7701-3. The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering Operations. The Participants recognize that this Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Each Participant agrees to furnish to the Manager any information it may have relating to Operations as shall be required for proper preparation of such returns. The Manager shall furnish to the other Participants for their review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.

        3.2    Tax Elections.    The tax partnership shall make the following elections for purposes of all partnership income tax returns:

          (a)   To use the accrual method of accounting;

          (b)   Pursuant to the provisions at Section 706(b)(l) of the Code, to use as its taxable year, unless otherwise required by law, a year ending December 31st. In this respect the Participants represent that their taxable years are as follows:

Nova:	November 30;
PDUS:	December 31;

          (c)   To deduct currently all development expenses to the extent possible under Section 616 of the Code, or, at the election of the Manager, to elect under Section 616 (b) of the Code to treat such expenses as deferred expenses;

          (d)   Unless the Participants unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation table and the shortest life permissible, or, at the election of the Manager, using the units of production method of depreciation;

          (e)   To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law;

          (f)    To adjust the basis of tax partnership property under Section 754 of the Code at the request of either Participant (provided that all costs and consequences of such election shall be for the sole account of the Participant making the request);

          (g)   To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

        Any other election required or permitted under the Code or any state tax law shall be made as determined by the Management Committee.

        Each Participant has elected or will elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Participant reserves the right to capitalize its share of development and/or exploration expenses of the tax partnership in accordance with Section 59(e) of the Code, provided that a Participant's election to capitalize all or any portion of such expenses shall not affect the Participant's Capital Account.

        3.3    Allocations to Participants.    Allocations for Capital Account purposes shall be in accordance with the following:

          (a)   The Participants recognize the provision for taking production in kind, as provided in the Agreement, as each Participant's right to determine a market for the sale of a proportionate share of production subject to Section 3.3(h) below. All items of income, gain, deduction, loss, credit or tax attribute arising from the sale and marketing of such production shall be allocated to the Participant who designated such market.

          (b)   Exploration and development cost deductions shall be allocated among the Participants in accordance with their respective contributions to such costs.

          (c)   Depreciation and loss deductions with respect to a depreciable Asset shall be allocated among the Participants in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation or loss deduction.

          (d)   Production and operating cost deductions shall be allocated among the Participants in accordance with their respective contributions to such costs.

          (e)   Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Participants in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Participants so that, to the extent possible, the Participants receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Participants in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.

          (f)    Subject to Subparagraph 3.3(h) below, gross income on the sale of production shall be allocated in accordance with the Participants' rights to share in the proceeds of such sale.

          (g)   Except as provided in Section 3.3(h) below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Participants' Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Participants' Participating Interests.

          (h)   Gains and losses on the sale of all or substantially all the Assets of the tax partnership shall be allocated so that, to the extent possible, the Participants' resulting Capital Account balances are in the same ratio as their Participating Interests at the time of such sale.

          (i)    The Participants acknowledge that expenses and deductions allocable under the preceding provisions of this Section 3.3 may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Section 3.3.

          (j)    All deductions and losses that are not otherwise allocated in this Section 3.3 shall be allocated among the Participants in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss.

          (k)   Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Participants in the same manner as the related exploration expenses were allocated to, or claimed by, them.

          (l)    All other items of income and gain shall be allocated to the Participants in accordance with their Participating Interests.

          (m)  If a reduced Participating Interest is restored pursuant to Section 6.3(c) of the Agreement, the Manager shall endeavor to allocate items of income, gain, loss, and deduction (in the same year as the restoration of such Participating Interest or, if necessary, in subsequent years) so as to cause the Capital Account balances of the Participants to be the same as they would have been if the restored Participating Interest had never been reduced.

          (n)   If the Participants' Participating Interests change during any taxable year of the tax partnership, the distributive share of items of income, gain, loss and deduction of each Participant shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed on by both Participants. If the Participants cannot agree on a method, the method shall be determined by the Manager in consultation with the tax partnership's tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

          (o)   "Nonrecourse deductions," as defined by Treasury Regulation Section 1.704-2(b)(1) shall be allocated between the Participants in proportion to their Participating Interests except as otherwise required by Treasury Regulation Section 1.704-2.

          (p)   For purposes of this Section 3.3, items financed through indebtedness of, or from revenue of, the tax partnership, shall be treated as funded from contributions of the Participants made in proportion to their Participating Interests.

          (q)   Notwithstanding the foregoing provisions of this Section 3.3, at the election of PDUS, any deductions relating to expenses and costs advanced by, or pursuant to an arrangement by, PDUS pursuant to Sections 5.3 or 5.4 of the Agreement shall be allocated to PDUS and any gross income on the sale of production taken by PDUS pursuant to Section 5.3 of the Agreement shall be allocated to PDUS.

        3.4    Regulatory Allocations.    Notwithstanding the provisions of Section 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Participants' Capital Accounts.

          (a)   If either Participant unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-l(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Participant in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Participant as quickly as possible. For the purposes of this Section 3.4(a), each Participant's Capital Account balance shall be increased by the sum of (i) the amount such Participant is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Participant is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5).

          (b)   The "minimum gain chargeback" and "partner minimum gain chargebaok" provisions of Treasury Regulation Sections 1.704-2(f) and 1.704-2(i)(4), respectively, are incorporated herein by reference and shall be given effect. In accordance with Treasury Regulation Section 1.704-2(i)(l), deductions attributable to a "partner nonrecourse liability" shall be allocated to the Participant that bears the economic risk of loss for such liability.

          (c)   If the allocation of deductions to either Participant would cause such Participant to have a deficit Capital Account balance at the end of any taxable year of the tax partnership (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in subparagraph (a) of Section 3.4), such deductions shall instead be allocated to the Other Participant.

        3.5    Curative Allocations.    The allocations set forth in Section 3.4 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intend of the Participants that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Participant's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Participant would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Section 3.3 without regard to Section 3.4.

        3.6    Tax Allocations.    Except as otherwise provided in this Section 3.6, items of taxable income, credit, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Sections 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

          (a)   Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Participants in the same proportions as the recaptured deductions were originally allocated or claimed.

          (b)   To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the tax partnership by a Participant shall be shared among both Participants so as to take account of the variation between the basis of the property to the tax partnership and its fair market value at the time of contribution. The Participants intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under Sections 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes; provided that gain or loss on the sale of property contributed to the tax partnership shall be allocated to the contributing Participant to the extent of built-in gain or loss, respectively, as determined under Treasury Regulation Section 1.704-3(a). However, to the extent that allocations of tax items other than built-in gain and built-in loss are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Sections 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the available allocation method that most closely approximates the intended allocation of tax items under this tax partnership agreement.

          (c)   The State of Alaska exploration incentive credit applicable to activities on the Properties shall be allocated in accordance with the manner in which the Participants share the costs that give rise to such credit.

          (d)   The Participants understand the allocations of tax items set forth in this Section 3.6, and agree to report consistently with such allocations for federal and state tax purposes.

Article IV
Capital Accounts; Liquidation

        4.1    Capital Accounts.

        (a)   A separate capital account shall be established and maintained for each Participant. Such capital account shall be increased by (i) the amount of money contributed by the Participant to the tax partnership, (ii) the fair market value of property contributed by the Participant to the tax partnership (net of liabilities securing such contributed property that the tax partnership is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Participant under Sections 3.3, 3.4 and 3.5 of expenditures of the tax partnership income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Participant by the tax partnership, (v) the fair market value of property distributed to the Participant by the tax partnership (net of liabilities securing such distributed property and that the Participant is considered to assume or take subject to under Code Section 752), (vi) allocations to the Participant under Sections 3.3, 3.4 and 3.5 of expenditures of the tax partnership not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of tax partnership loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The Participants agree that the net fair market value of the Properties shall be established at the time of formation of the tax partnership by agreement of the Participants or, failing agreement, by an independent, third party appraisal and that the net fair market value of the portion of the Properties contributed by PDUS to the tax partnership pursuant to Section 5.1 of the Agreement shall be 30% of that amount and that the net fair market value of the portion of the Properties contributed by Nova to the tax partnership pursuant to Section 5.1 of the Agreement shall be 70% of that amount.

        (b)   In the event that the Capital Accounts of the Participants are computed with reference to the book value (as reasonably determined by the TMP) of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

        (c)   In the event any interest in the tax partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

        (d)   In the event property, other than money, is distributed to a Participant, the Capital Accounts of the Participants shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction in herein in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Section 4.2(a) below.

        (e)   For purposes of maintaining the Capital Accounts, the tax partnership's deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Code Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Code Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Code Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Section 3.6(c) multiplied by the ratio of (A) the book value (as reasonably determined by the TMP) at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Code Sections 616(b), 291(b), and 59(e)).

        (f)    The foregoing provisions, and the other provisions of this Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treasury Regulation Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulation. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to any Participant upon liquidation of the tax partnership pursuant to Section 4.2 below.

        (g)   If the Participants so agree, upon the occurrence of an event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5), the Capital Accounts shall be restated in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction in herein the assets of the tax partnership (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Section 4.2(a). For purposes of Section 3.3, a Participant shall be treated as contributing the portion of the book value of any property that is credited to the Participant's Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this subparagraph (g) of Section 4.1, the Participants' shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this subparagraph (g) of Section 4.1 shall continue to be determined in accordance with Section 3.6(b).

        (h)   If PDUS exercises the Joint Venture Operator Option, once PDUS has completed the Back-In Requirements, the Participants' Capital Accounts shall be restated in accordance with Section 4.1(g), in lieu of any adjustment to the Capital Accounts pursuant to Section 6.7 of the Agreement. Upon any increase in the Participating Interest of one or more Participants under Section 6.3 of the Agreement, the Capital Accounts shall also be restated in accordance with Section 4.1(g) in lieu of any Capital Account adjustment pursuant to Section 6.7 of the Agreement. In connection with any restatement of Capital Accounts pursuant to this Section 4.1(h), the unrealized income, gain, loss and deduction treated as allocated pursuant to the first sentence of Section 4.1(g) shall be allocated among the Participants so that, to the maximum extent possible, following the restatement of Capital Accounts, the Participants' resulting Capital Account balances are in the same ratio as their new Participating Interests.

        4.2    Liquidation.    In the event the partnership is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to Section 6.7 of the Agreement):

          (a)   The Capital Accounts of the Participants shall be adjusted to reflect any gain or loss which would be realized by the tax partnership and allocated to the Participants pursuant to the provisions of Article III of this Exhibit C if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by the Participants; provided, however, that in the event that the Participants fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by all Participants.

          (b)   After making the foregoing adjustments and/or contributions, all remaining Assets shall be distributed to the Participants in accordance with the balances in their Capital Accounts (after taking into account all allocations of Article III, including without limitation subparagraph (h) of Section 3.3). Unless otherwise expressly agreed by both Participants, each Participant shall receive an undivided interest in each and every Asset determined by the ratio of the amount in each Participant's Capital Account to the total of both of the Participants' Capital Accounts. Assets distributed to the Participants shall be deemed to have a fair market value equal to the value assigned to them pursuant to Section 4.2(a) above.

          (c)   All distributions to the Participants in respect of their Capital Accounts shall be made in accordance with the time requirements of Treasury Regulation Sections 1.704-l(b)(2)(ii)(b)(2) and (3).

        4.3    Deemed Terminations.    Notwithstanding the provisions of Section 4.2, if the "liquidation" of the tax partnership results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) subparagraphs (a) and (b) of Section 4.2 shall not apply, (ii) the tax partnership shall be deemed to have contributed its Assets to a new tax partnership, (iii) the Participants shall be deemed to have received interests in the new tax partnership equivalent to the interests held by them in the tax partnership deemed terminated, and (iv) the new tax partnership shall continue pursuant to the terms of this Agreement and this Exhibit.

        4.4    Continuation.    The Participants agree that this tax partnership will survive the termination of the Agreement, and continue until terminated pursuant to the provisions of Section 4.2 or 4.3.

        4.5    Assignment.    The provisions of this Exhibit C shall be binding upon and inure to the benefit of the Participants and their successors and assigns. The provisions of this Exhibit C shall be deemed to be a covenant running with the Properties and shall be binding upon any third party who acquires any interest in the Properties or this Agreement.

EXHIBIT D

INSURANCE

        The Manager shall, at all times while conducting Operations, comply fully with the applicable worker's compensation laws and purchase, or provide through self-insurance, protection for the Participants comparable to that provided under standard form insurance policies for (i) comprehensive public liability and property damage with combined limits of Five Million Dollars for bodily injury and property damage; (ii) automobile insurance with combined limits of Two Million Dollars; and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations, all in accordance with Section 2.8 of the Lease and Section 4.3 of the Exploration Agreement. If the Manager elects to self-insure, it shall charge to the Joint Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.

D-1

EXHIBIT E

MEMORANDUM OF VENTURE AGREEMENT

        NOTICE IS HEREBY GIVEN that under that certain Mining Venture Agreement ("Agreement") made and entered into effective as of the 13th day of November, 2002, ("effective date") by and between NOVAGOLD RESOURCES ALASKA, INC., an Alaska corporation ("Nova"), whose address for purposes hereof is 405-625 Howe Street, Vancouver, British Columbia, V6C 2T6, Canada, and PLACER DOME U.S. INC., a California corporation ("PDUS"), whose address for purposes hereof is 1125 17th Street, Suite 2310, Denver, Colorado, U.S.A. 80202, pursuant to which the Participants have agreed and do hereby agree to undertake mineral Exploration, Development and, if warranted, Mining of Products within the exterior boundaries of the Property described in Part 1 of Exhibit A attached hereto (the "Area of Interest"). The Agreement shall be the exclusive means by which the Participants, or either of them or any Affiliate, engage in any activity within the Area of Interest (except as otherwise provided by paragraph 14 below); acquire interests in real property within the Area of Interest; engage in marketing Products, to the extent permitted by the Agreement; or engage in any other lawful purposes related or incidental to the foregoing. The Agreement shall continue for 20 years from the effective date and for so long thereafter as Operations are conducted on lands subject to the Agreement, including the real property and interests in the Kuskokwim Recording District, Alaska, described in Exhibit A (the "Property"), and thereafter until any required Environmental Compliance is completed and accepted, unless the Agreement is earlier terminated according to its terms. The interests in the Property are held subject to (i) that Exploration and Lode Mining Lease Agreement dated May 1, 1995, between Calista Corporation and PDUS, and (ii) that Surface Use Agreement dated June 5, 1995, between the Kuskokwim Corporation and PDUS. The Participants entered into the Mining Venture Agreement pursuant to the terms and conditions of that Exploration and Development Option Agreement dated July 14, 2001, as amended (the "Exploration Agreement"), a Short Form of which is of record in the Kuskokwim Recording District in Book 33 at Page 8, and in correspondence from PDUS to Nova dated October 24, 2002, the Participants confirmed their agreement to enter into the Mining Venture Agreement effective on the date Nova provided notice that it had satisfied its "Earn-In Requirement" under the Exploration Agreement. Nova provided notice of satisfaction of the Earn-In Requirement to PDUS on November 13, 2002.

        This Memorandum of Venture Agreement (the "Memorandum") is executed for the purpose of affording notice of the existence of the Agreement and the terms and provisions thereof, which terms and provisions are incorporated herein by reference for all purposes. This Memorandum is not intended to alter or vary the terms of the Agreement. All capitalized words in this Memorandum have the same meaning as assigned to them in the Agreement. Some of the terms and provisions of the Agreement are hereby summarized as follows:

        1.     Nova, as its Initial Contribution, hereby contributes an undivided 70% percent interest in the Property to the purposes of the Agreement. PDUS, as its Initial Contribution, hereby contributes an undivided 30% interest in the Property to the purposes of the Agreement.

        2.     The Participants shall have the following initial Participating Interests:

Nova	—	70%
PDUS	—	30%

        3.     A Participant's Participating Interest shall be changed in any of the following instances:

            (i)  Upon an election by PDUS to exercise either its Joint Venture Operator Option or its Net Proceeds Option, as those terms are defined in the Agreement or in that Exploration and Development Option Agreement among the Participants and NovaGold Resources, Inc., dated effective July 14, 2001, as amended.

           (ii)  Upon an election by a Participant to contribute less to an Adopted Program than the percentage reflected by its Participating Interest;

          (iii)  In the event of default by a Participant in making its agreed upon contribution to an Adopted Program, followed by an election by the other Participant to invoke remedies permitted by Section 6.4 of the Agreement;

          (iv)  Transfer by a Participant of less than all of its Participating Interest in accordance with Article XV of the Agreement;

           (v)  In the event of a change in the Manager pursuant to Section 5.3(a) or (b) of the Agreement; or

          (vi)  Acquisition by a Participant of less than all of the Participating Interest of the other Participant, however arising.

        4.     Upon reduction of a Participant's Participating Interest to less than 10% such Participant shall be deemed to have withdrawn from the Venture pursuant to Section 6.5 of the Agreement, retaining only an interest in 5% of Net Proceeds.

        5.     If a Participant defaults in making a contribution or cash call required by an Adopted Program and Budget, pursuant to Section 6.4(a) of the Agreement, the nondefaulting Participant may advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3 of the Agreement. The failure to repay said loan upon demand shall be a default. Each Participant has granted and hereby grants to the other a lien upon its interest in the Property and a security interest in its rights under the Agreement and in its Participating Interest in other Assets, and the proceeds therefrom, to secure any loan made under said Section 6.4(a), including interest thereon, reasonable attorneys' fees, and all other reasonable costs and expenses incurred in enforcing such lien or security interest, or both. Each Participant has irrevocably appointed and hereby irrevocably appoints the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions of Section 6.4 of the Agreement.

        6.     In the event PDUS exercises the Joint Venture Operator Option (in which case, if PDUS performs certain Back-In Requirements, as defined in the Agreement, PDUS may earn an additional 40% interest in the Venture, in which case the Participants' Participating Interests will be PDUS—70% and NovaGold—30%) and Nova elects to have PDUS finance Nova's share of all expenditures to be incurred by the Venture until a Feasibility Study is completed and presented to Nova, Nova has agreed to grant to PDUS a lien upon Nova's interest in any Products and a security interest in its rights under the Agreement and this Memorandum, and in Nova's Participating Interest, until PDUS has recovered Nova's share of the costs (plus interest as provided for in the Agreement) of funding Operations through completion of a Feasibility Study, all as described in the Agreement.

        7.     Except as otherwise expressly provided in the Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operation of either Participant, and, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or except as otherwise provided in paragraph 12, within the Area of Interest after the termination of this Agreement.

        8.     Nothing contained in the Agreement shall be deemed to constitute either Participant the partner of the other (except for federal or state tax purposes), nor, except as otherwise therein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall the Agreement be construed to create, any mining, commercial or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided therein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as set out in the Agreement and shall be liable only for its share of the costs and expenses as provided therein, it being the express purpose and intention of the Participants that their ownership of the Assets and the rights acquired under the Agreement shall be as tenants in common.

        9.     The Participants have waived and released and hereby waive and release all rights of partition or sale in lieu thereof or other division of Assets, including any such rights provided by statute.

        10.   Except as otherwise provided in the Agreement, neither Participant shall permit or cause all or any part of its interest in the Assets to be sold, exchanged, encumbered, surrendered, abandoned, or otherwise terminated.

        11.   Except as otherwise provided in the Agreement, each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest.

        12.   A Participant that withdraws pursuant to Section 12.2 of the Agreement, or is deemed to have withdrawn pursuant to Sections 6.4(b)(ii) or 6.5, shall not directly or indirectly acquire any interest in real property within the Area of Interest for 12 months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this restriction, such Participant or Affiliate shall be obligated to offer to convey to the nonwithdrawing Participant, without cost, any such property or interest acquired in such breach. Such offer shall be made in writing and can be accepted by the nonwithdrawing Participant at any time within 45 days after it receives such offer. If any of the Property is abandoned or surrendered pursuant to Section 14.1 of the Agreement, neither a Participant nor an Affiliate shall acquire any interest (or rights to acquire interests) in such Property for a period of two years following the date of such abandonment or surrender. If a Participant reacquires any Property (or rights to acquire such Property) in violation of Section 14.2, the other Participant shall have the right, within 45 days after it has actual notice of such reacquisition, to have such Property made subject to the Agreement.

        13.   Any interest or option to acquire any interest in real property within the Area of Interest acquired during the term of the Agreement by or on behalf of a Participant or any Affiliate shall be offered to the nonacquiring Participant for inclusion in the Agreement as part of the Property. If within 30 days after receiving notice of such acquisition (except pursuant to an Adopted Program) the nonacquiring Participant gives notice to the acquiring Participant that it elects to accept a proportionate interest therein, the acquired property shall become subject to the terms and provisions of the Agreement. If the nonacquiring Participant fails to give such notice within the 30 day period, it shall have no interest in the acquired property and the acquired property shall not become part of the Property or otherwise subject to the Agreement.

        14.   Pursuant to Section 14.1 of the Agreement, the Management Committee may authorize the Manager to surrender or abandon part or all of the Property in accordance with the terms of the mining lease described in Part 1 of Exhibit A. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by special warranty deed and without cost to the other Participant, all of the surrendering Participant's Interest in the Property to be abandoned or surrendered and the abandoned or surrendered property shall cease to be part of the Property.

        15.   A Participant may Transfer to any third party all or any part of its interest in or to the Agreement, any Participating Interest, or the Assets solely as provided in Article XV of the Agreement. All Transfers shall be subject to the following terms and conditions.

            (i)  No transferee of all or any part of the interest of a Participant in the Agreement, any Participating Interest, or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by the Agreement to the same extent and nature as the transferring Participant;

           (ii)  No Participant, without the consent of the other Participant, shall make a Transfer which shall cause termination of the tax partnership established by the Agreement, and the transferee under any Transfer of any interests in the Property, the Assets of the Agreement shall expressly agree in writing to be bound by all of the terms and conditions of the tax partnership;

          (iii)  In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant;

          (iv)  No Participant shall Transfer any interest in the Agreement or the Assets except by Transfer of part or all of its Participating Interest;

           (v)  If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in the Agreement, any Participating Interest, or the Assets to secure a loan or other indebtedness of a Participant, such security interest shall be subordinate and subject to the terms of the Agreement and the rights and interests of the other Participant thereunder. Any third party to whom such a security interest is granted must agree in writing (before the granting of such a security interest can become effective) that, upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to the Agreement and the other Participant, and it shall comply with the terms and conditions applicable to a Transfer under Article XV of the Agreement and all of the other terms and conditions of the Agreement;

          (vi)  If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI of the Agreement creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of the Agreement.

        16.   Except as otherwise provided in paragraph 17 below, if a Participant desires to Transfer all or any part of its interest in the Agreement, any Participating Interest, or the Assets, the other Participant shall have a preemptive right to acquire such interests by notifying the transferring Participant within 60 days after receiving notice of the intended Transfer that it elects to acquire the offered interest. If the other Participant fails to so elect within such period, the transferring Participant shall have 60 days thereafter to consummate the Transfer to a third party at a price and on terms no less favorable to the other Participant than those set forth in the notice. If the transferring Participant fails to consummate the Transfer to a third party, within the period allowed, the preemptive right of the other Participant in such offered interest shall be deemed to be revived.

        17.   Paragraph 16 above shall not apply to the following:

            (i)  A Transfer by a Participant of all or any part of its Participating Interest to an Affiliate, provided that paragraph 16 will be triggered if that Affiliate ceases to be an Affiliate of the transferring Participant;

           (ii)  Incorporation of a Participant, or corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all of the property, rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

          (iii)  A grant by a Participant of a security interest in any interest in the Agreement, any Participating Interest or the Assets by mortgage, deed of trust, pledge, lien or other encumbrance or security agreement; or

          (iv)  A sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it.

        18.   The Agreement shall terminate upon the happening of any of the following events:

            (i)  The mutual consent of the Participants;

           (ii)  The deemed withdrawal of a Participant pursuant to Section 6.5 of the Agreement;

          (iii)  The deemed withdrawal of a Participant pursuant to Section 6.4(b)(ii) of the Agreement following a default in making a contribution relating to a Development or Mining Program and Budget;

          (iv)  The withdrawal of a Participant pursuant to Section 12.2 of the Agreement;

           (v)  Expiration of the Agreement at the end of its term; or

          (vi)  PDUS's exercise of the Net Proceeds Option or PDUS's election to have its Participating Interest converted to an interest in 5% of Net Proceeds pursuant to Section 5.3(a) of the Agreement.

        19.   A copy of the Agreement is on file with the Manager whose address is set forth above.

        IN WITNESS WHEREOF, the Participants have executed this Memorandum effective as of the date first above written.

NOVAGOLD RESOURCES ALASKA, INC., an Alaska corporation
By:
Name:
Title:
PLACER DOME U.S. INC., a California corporation
By:
Name:
Title:

STATE OF	) ) ss.
COUNTY OF	)

        The foregoing instrument was acknowledged before me this            day of                        , 2003, by                        , as                        of NovaGold Resources Alaska, Inc., an Alaska corporation.

        Witness my hand and official seal.

My Commission expires:

Notary Public
STATE OF	) ) ss.
COUNTY OF	)

        The foregoing instrument was acknowledged before me this            day of                        , 2003, by                        , as                        of Placer Dome U.S. Inc., a California corporation.

        Witness my hand and official seal.

        My Commission expires:

Notary Public

EXHIBIT F

CALCULATION OF NET CASH FLOW

        Net Cash Flow shall be calculated by determining all revenues received from the sale of Products or, if Products are taken in kind, the deemed sale of Products at the Spot Price, and any other revenues received by the Venture from Operations or otherwise (including without limitation interest income, insurance proceeds and proceeds from the sale of equipment or other Assets), and deducting therefrom all cash payments for all costs, expenses, liabilities and charges incurred from and after the date that Commercial Production is achieved for the exploration, development and construction or replacement of facilities upon the Property, and the mining, processing, treatment, transportation, refining, sales and marketing of Products from the Property, plus a working capital reserve equal to two months of expenditures necessary for mining, processing, treatment, transportation, refining, sales and marketing of Products, all in accordance with generally accepted accounting principles consistently applied by PDUS and its Affiliates, including, without limitation, deduction of all of the costs and charges as described in Article II of the Accounting Procedures attached to the Agreement as Exhibit B.

        In calculating Net Cash Flow, no deduction shall be made for income taxes payable to either federal or state governments which are a liability of the individual participants and not of the Venture. Any capital expenditures incurred after the commencement of commercial production, including capitalized exploration and deferred mining, shall be deducted at their actual cost at the time they are incurred. If, in any year after the commencement of Commercial Production, a negative Net Cash Flow results, the amount of the negative Net Cash Flow shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Cash Flow for subsequent periods.

F-1

EXHIBIT G

CALCULATION OF NET PROCEEDS

        1.    Calculation of Net Proceeds Interest.    As used in the Agreement and in this Exhibit G, the terms "Net Proceeds Interest," "Net Proceeds," "Gross Revenue," "Operating Expenses," "Pre-production Expenditures," "Post-production Capital Expenses," and "Commercial Production" shall have the meanings set forth below. All other capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

          a.     "Net Proceeds Interest" shall mean the right to receive the applicable percentage of Net Proceeds from Operations on the Property. All determinations of Net Proceeds shall be made on the accrual basis and in accordance with generally accepted accounting principles.

          b.     "Net Proceeds" shall mean the "Gross Revenue" received by the non-withdrawing Participant (the "Operator") commencing on the date of commencement of Commercial Production from the Property, less successively:

              (i)  All Operating Expenses which were not previously deducted in computing Net Proceeds hereunder;

             (ii)  All Pre-production Expenditures incurred to the extent that such Pre-production Expenditures were not previously deducted in computing Net Proceeds hereunder;

            (iii)  All advance minimum royalty, lease, purchase, rental, claim maintenance or other property acquisition payments to the extent that such payments were not previously deducted in computing Net Proceeds hereunder;

            (iv)  All Post-production Capital Expenses incurred to the extent that such Post-production Capital Expenses were not previously deducted in computing Net Proceeds hereunder;

             (v)  An allowance for reasonable working capital (not to exceed 60 days) and inventory;

            (vi)  Reasonably anticipated and accrued post-closure reclamation costs; and

           (vii)  All ad valorem real property and unsecured personal property taxes, all production royalties, including any government royalties and payments, and all mining, net profits or net proceeds and severance taxes, but excluding income taxes.

          c.     "Gross Revenue" shall mean the gross receipts from sales of Products produced from the Property, less any charges for transportation, intransit security, smelting, refining, sampling, assaying or penalties; provided, however, that any sale of Products to an Affiliate of the Operator shall not, without the prior written consent of the NPI Owner (as defined below), be on terms less favorable to the Operator than those which would have been available from an unaffiliated third party.

          d.     "Operating Expenses" shall mean all costs, expenses, obligations and liabilities of whatsoever kind or nature incurred or chargeable directly or indirectly in connection with or attributable to Operations on the Property. Without limiting the generality of the foregoing, Operating Expenses shall include (i) all costs, expenses, obligations and liabilities of mining, milling, leaching, processing, refining, transporting and marketing of any Products produced from the Property, but not including any depletion or any taxes on income of the Participants; (ii) all costs and expenses properly allocable to the administration of the Property and the production of Ores therefrom, including an additional 5% charge as an allowance for overhead, but not including any general and administrative costs incurred with respect to operations of the Operator or its Affiliates not directly related to the administration of the Property or the production of Ores therefrom; and (iii) interest expense incurred in any bona fide financing transaction directly related to the development, operation or commercialization of the Property (provided that, in the event that such a financing transaction is with an Affiliate of the Operator, the terms of such transaction shall not be less favorable to the Operator than those which would have been applicable with respect to a similar financing transaction with an unaffiliated third party and in any event at an interest rate not greater than two percentage points higher than that charged by J.P. Morgan Chase & Co. with respect to short-term loans to its most preferred commercial customers).

          e.     "Pre-production Expenditures" shall mean all expenditures, including but not limited to direct payments to any current or former owner of any interest in some or all of the Property, Exploration and Development expenses, capital expenditures, payment of all obligations, and all additional costs, expenses, obligations and liabilities of any kind or nature (including any such additional costs, expenses, obligations or liabilities which would be included in the definition of Operating Expenses were such costs or expenses incurred after the commencement of Commercial Production), incurred by the Operator or chargeable directly or indirectly to Operations at the Property after the Effective Date, and through the date of commencement of Commercial Production. This amount shall include interest on such Pre- production Expenditures at the rate of Two Percent (2%) per annum above the prime rate in effect from time to time at J.P. Morgan Chase & Co., New York, upon unrecovered Pre-production Expenditures. Interest shall accrue on Pre-production Expenditures from the date the expenditure is made until the date the Pre-production Expenditure is recouped by the Operator.

          f.      "Post-production Capital Expenses" shall mean all costs expended or incurred after the date of commencement of Commercial Production for repair or replacement of existing capital items or the addition of new capital items deemed necessary or desirable by the Operator for improvement or expansion.

          g.     "Commercial Production" shall mean the removal, extraction, production, concentrating and processing and sale of Ores and Products from the Property and shall be deemed to have commenced on the first (1st) day of the month following expiration of the first period of thirty (30) consecutive days during which the mill or leaching and related facilities utilized for the processing of Ores have operated at a rate of not less than 75% of the design capacity of those facilities, "Commercial Production" shall not include production for purposes of sampling, assaying, testing, analysis or evaluation.

        2.    Payment of Net Proceeds.    Payments of Net Proceeds Interest shall be paid thirty (30) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. Within sixty (60) calendar days following the end of each calendar year, the Operator shall provide the recipient of the Net Proceeds Interest payments (the "NPI Owner") with a summary of a summary profit and loss statement for the Operator's Operations on the Property during the previous calendar year and a computation of the NPI Owner's Net Proceeds Interest hereunder. In the absence of a written objection by the NPI Owner as to the accuracy of said profit and loss statement and computation or amount of the Net Proceeds payments made during the previous calendar year not later than ninety (90) days following receipt thereof, the same shall be conclusive on all parties. In the event of the NPI Owner's timely objection to the statement and computations described above, the NPI Owner shall have the right to audit the Operator's books and records pertaining to said statement and computations, during normal business hours and in a manner so as not to unreasonably interfere with the Operator's ongoing activities at the Property, for the purpose of determining the accuracy of the said statement and computations; provided, however, that reasonable advance notice of exercise of such right shall be given by the NPI Owner to the Operator and the costs of such audit shall be for the sole account of the NPI Owner if less than 5% underpayment to the NPI Owner is shown by such audit; otherwise the Operator shall reimburse the NPI Owner for any reasonable expenses incurred by it in conducting such an audit.

        3.    Additional Agreements of the Participants.

          a.     In no event, by the creation of a Net Proceeds Interest hereunder or otherwise, shall the Operator be deemed subject to any duty, express or implied, to diligently explore for or produce Products from the Property, and the timing, manner, method and amounts of any such production and exploration shall be in the sole discretion of the Operator.

          b.     The Operator and the NPI Owner hereby expressly agree that in no event shall the Operator have any liability to the NPI Owner as the result of the amount of revenues received by the Operator from any forward sales or other hedging activities engaged in by the Operator with respect to Products from the Property. In addition, the Operator and the NPI Owner agree that the Operator shall have no obligation, express or implied, to engage in (or not to engage in) any forward sales or other hedging activities with respect to Products from the Properties.

          c.     It is intended by the parties that the Operator shall recover all of its allowable costs and expenses incurred in connection with all of its activities and Operations at or related to the Property, from and after the Effective Date of this Agreement, before any Net Proceeds are distributed to the NPI Owner.

          d.     If, in any year after the commencement of Commercial Production, an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods.

        4.    Subordination of Interest for Project Financing.    Any and all Net Proceeds Interests and all payments due to the NPI Owner shall be subordinate to the interests in the Property, Net Proceeds, Gross Revenues, and any and all other assets or rights of the Operator granted to a lender who provides funds with which all or a portion of a mine on the Property is to be financed. The NPI Owner agrees to promptly execute and deliver to the Operator and/or such lender such documents and agreements as are reasonably requested to evidence the subordinate status of the NPI Owner's Net Proceeds Interest, including but not limited to a subordination agreement in recordable form and an estoppel certificate.

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TABLE OF CONTENTS
MINING VENTURE AGREEMENT
RECITALS
AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS
ARTICLE III NAME, PURPOSES AND TERM
ARTICLE IV RELATIONSHIP OF THE PARTICIPANTS
ARTICLE V CONTRIBUTIONS BY PARTICIPANTS
ARTICLE VI INTERESTS OF PARTICIPANTS
ARTICLE VII MANAGEMENT COMMITTEE
ARTICLE VIII MANAGER
ARTICLE IX PROGRAMS AND BUDGETS
ARTICLE X ACCOUNTS AND SETTLEMENTS
ARTICLE XI DISPOSITION OF PRODUCTION
ARTICLE XII WITHDRAWAL AND TERMINATION
ARTICLE XIII ACQUISITIONS WITHIN AREA OF INTEREST
ARTICLE XIV ABANDONMENT AND SURRENDER OF PROPERTY
ARTICLE XV TRANSFER OF INTEREST
ARTICLE XVI CONFIDENTIALITY
ARTICLE XVII GENERAL PROVISIONS
EXHIBIT A PROPERTY DESCRIPTION
EXHIBIT B ACCOUNTING PROCEDURE
Article I General Provisions
Article II Charges to Joint Account
Article III Basis of Charges to Joint Account
Article IV Disposal of Material
Article V Inventories
EXHIBIT C TAX MATTERS
Article I Effect of this Exhibit
Article II Tax Matters Partner
Article III Tax Elections and Allocations
Article IV Capital Accounts; Liquidation
EXHIBIT D INSURANCE
EXHIBIT E MEMORANDUM OF VENTURE AGREEMENT
EXHIBIT F CALCULATION OF NET CASH FLOW
EXHIBIT G CALCULATION OF NET PROCEEDS